UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

DELTA AIR LINES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Delta Air Lines, Inc.

P.O. Box 20706

Atlanta, GA 30320

DELTA AIR LINES, INC.

Notice of Annual Meeting

Dear Stockholder:

On behalf of the Board of Directors, it is a pleasure to invite you to attend the 2009 Annual Meeting of Stockholders of Delta Air Lines, Inc. The meeting will be held at 8:00 a.m. Eastern Daylight Time on Monday, June 22, 2009, at the Auditorium at AXA Equitable Center, 787 Seventh Avenue, New York, New York 10019. At the meeting, stockholders will vote on the following matters:

•	the election of directors for the next year;

•	the ratification of the appointment of Ernst & Young LLP as Delta’s independent auditors for the year ending December 31, 2009;

•	one stockholder proposal (if the proposal is properly presented at the meeting); and

•	any other business that may properly come before the meeting.

If you were a holder of record of Delta common stock at the close of business on April 24, 2009, you will be entitled to vote at the meeting. A list of stockholders entitled to vote at the meeting will be available for examination during normal business hours for ten days before the meeting at Delta’s Investor Relations Department, 1030 Delta Boulevard, Atlanta, Georgia 30354. The stockholder list will also be available at the meeting.

Because space at the meeting is limited, admission will be on a first-come, first-served basis. Stockholders without appropriate documentation may not be admitted to the meeting. If you plan to attend the meeting, please see the instructions on page 4 of the attached proxy statement. If you will need special assistance at the meeting because of a disability, please contact Dana Carr, Investor Relations, at (404) 715-2391 or toll free at (866) 715-2170.

As permitted by Securities and Exchange Commission rules, we are providing our proxy materials on the Internet. As a result, we are sending our stockholders a Notice Regarding the Availability of Proxy Materials instead of paper copies of our proxy materials.

We encourage stockholders to sign up to receive electronically future proxy materials, including the Notice Regarding the Availability of Proxy Materials. Using electronic communication significantly reduces our printing and postage costs, and helps protect the environment. To sign up, please visit

http://www.delta.com/about_delta/investor_relations/annual_report_proxy_statement/index.jsp.

Please read our attached proxy statement carefully and submit your vote as soon as possible. Your vote is important. You can ensure that your shares are voted at the meeting by using our Internet or telephone voting system, or by completing, signing and returning a proxy card.

Sincerely,

Richard H. Anderson

Chief Executive Officer

Atlanta, Georgia

April 30, 2009

-i-

DELTA AIR LINES, INC.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 22, 2009

This proxy statement is being provided to you in connection with the solicitation of proxies by the Board of Directors of Delta Air Lines, Inc. The proxies will be voted at Delta’s 2009 Annual Meeting of Stockholders and at any adjournment of the meeting. The annual meeting will be held at 8:00 a.m. Eastern Daylight Time (“EDT”) on Monday, June 22, 2009, at the Auditorium at AXA Equitable Center, 787 Seventh Avenue, New York, New York 10019. The AXA Equitable Center is located in Midtown Manhattan between 51st and 52nd Streets.

GENERAL INFORMATION

Internet Availability of Proxy Materials

Under rules adopted by the Securities and Exchange Commission (“SEC”), we are furnishing proxy materials (including our Annual Report on Form 10-K for the year ended December 31, 2008 (“2008 Form 10-K”)) to our stockholders on the Internet, rather than mailing paper copies to each stockholder. If you received a Notice Regarding the Availability of Proxy Materials (the “Notice”) by U.S. or electronic mail, you will not receive a paper copy of these proxy materials unless you request one. Instead, the Notice tells you how to access and review the proxy materials and vote your shares on the Internet. If you would like to receive a paper copy of our proxy materials free of charge, please follow the instructions in the Notice. The Notice will be distributed to our stockholders beginning on or about April 30, 2009.

Merger with Northwest Airlines Corporation

On October 29, 2008, a wholly owned subsidiary of Delta merged with and into Northwest Airlines Corporation (“Northwest”). As a result of the merger, Northwest and its subsidiaries, including Northwest Airlines, Inc., became wholly-owned subsidiaries of Delta. Each share of Northwest common stock outstanding at the time of the merger or issuable pursuant to Northwest’s plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code was converted into the right to receive 1.25 shares of Delta common stock. Delta issued, or expects to issue, a total of 339 million shares of Delta common stock for these purposes.

Stockholders Entitled to Vote

The Board of Directors set April 24, 2009 as the record date for determining the stockholders entitled to notice of and to vote at the annual meeting. On that date, 771,636,410 shares of Delta common stock, par value $0.0001 per share, were outstanding. The common stock is the only class of securities entitled to vote at the meeting. Each outstanding share entitles its holder to one vote.

Voting Shares of Common Stock Registered in Your Name or Held under Plans

The control number you receive in your Notice covers shares of common stock in any of the following forms:

•	common stock registered in your name (“registered shares”);

•	common stock held in your account under the Delta Pilots Savings Plan (“Pilot Plan”);

•	common stock allocated to your account under the Northwest Airlines Retirement Savings Plan (“Northwest Plan”); or

•	unvested restricted common stock granted under the Delta 2007 Performance Compensation Plan.

Your submission of voting instructions for registered shares results in the appointment of a proxy to vote those shares. In contrast, your submission of voting instructions for common stock held in your Pilot Plan account or allocated to your Northwest Plan account, or for unvested restricted common stock granted under the Delta 2007 Performance Compensation Plan, instructs the applicable plan trustee or administrator how to vote those shares, but does not result in the appointment of a proxy. You may submit your voting instructions regarding all shares covered by the same control number before the meeting by using our Internet or telephone system or by completing and returning a proxy card, as described below:

•

Voting by the Internet or Telephone. You may vote using the Internet or telephone by following the instructions in the Notice to access the proxy materials, and then following the instructions provided to allow you to record your vote. The Internet and telephone voting procedures are designed to authenticate votes cast by using a personal identification number. These procedures enable stockholders to confirm their instructions have been properly recorded.

•

Voting by Proxy Card. If you obtained a paper copy of our proxy materials, you may vote by signing, dating and returning your instructions on the proxy card in the enclosed postage-paid envelope. Please sign the proxy card exactly as your name appears on the card. If shares are owned jointly, each joint owner should sign the proxy card. If a stockholder is a corporation or partnership, the proxy card should be signed in the full corporate or partnership name by a duly authorized person. If the proxy card is signed pursuant to a power of attorney or by an executor, administrator, trustee or guardian, please state the signer’s full title and provide a certificate or other proof of appointment.

To be effective, instructions regarding shares held in your Pilot Plan account or allocated to your Northwest Plan account must be received by 5:00 p.m. EDT on June 18, 2009. Instructions regarding registered shares or unvested restricted common stock must be received by 5:00 p.m. EDT on June 19, 2009.

You may also vote registered shares by attending the annual meeting and voting in person; this will revoke any proxy you previously submitted.

Please note that you may not vote your shares of unvested restricted common stock, or shares held in your Pilot Plan account or allocated to your Northwest Plan account, in person at the meeting.

•	If you do not submit voting instructions in a timely manner regarding shares of unvested restricted common stock or shares held in your Pilot Plan account, they will not be voted.

•

If you do not submit voting instructions in a timely manner regarding shares allocated to your Northwest Plan account, those shares will be voted by the trustee in the same proportion as the shares allocated in such plan for which voting instructions have been received by the trustee, unless contrary to the Employee Retirement Income Security Act of 1974.

All properly submitted voting instructions, whether submitted by the Internet, telephone or U.S. mail, will be voted at the annual meeting according to the instructions given, provided they are received prior to the applicable deadlines described above. All properly submitted proxy cards not containing specific instructions will be voted in accordance with the Board of Directors’ recommendations set forth on page 4. The members of Delta’s Board of Directors designated to vote the proxies returned pursuant to this solicitation are Richard H. Anderson, Roy J. Bostock and Daniel A. Carp.

Revoking a Proxy or Voting Instructions

If you hold registered shares, unvested restricted common stock, or shares in your Pilot Plan account or allocated to your Northwest Plan account, you may revoke your proxy or voting instructions prior to the meeting by:

•	providing written notice to Delta’s Corporate Secretary at Delta Air Lines, Inc., Dept. No. 981, P.O. Box 20574, Atlanta, Georgia 30320; or

•	submitting later-dated instructions by the Internet, telephone or U.S. mail.

To be effective, revocation of instructions regarding shares held in your Pilot Plan account or allocated to your Northwest Plan account must be received by 5:00 p.m. EDT on June 18, 2009. Revocation of instructions regarding registered shares or unvested restricted common stock must be received by 5:00 p.m. EDT on June 19, 2009.

You may also revoke your proxy covering registered shares by attending the annual meeting and voting in person. Attending the meeting will not, by itself, revoke a proxy. Please note that you may not vote your shares of unvested restricted common stock, or shares held in your Pilot Plan account or allocated to your Northwest Plan account, in person at the meeting.

Voting Shares Held in “Street Name”

If your shares are held in the name of a broker, bank or other record holder (that is, in street name), please refer to the instructions provided by the record holder regarding how to vote your shares or to revoke your voting instructions. You may also obtain a proxy from the record holder permitting you to vote in person at the annual meeting. Without a proxy from the record holder, you may not vote shares held in street name by returning a proxy card or by voting in person at the annual meeting.

Limitation on Brokers’ Authority to Vote Shares

Under New York Stock Exchange (“NYSE”) rules, brokerage firms may vote in their discretion on certain matters on behalf of clients who do not provide voting instructions at least 15 days before the date of the annual meeting. Generally, brokerage firms may vote to elect directors, to ratify the appointment of independent auditors and on other “discretionary” items. In contrast, brokerage firms may not vote on stockholder proposals because those proposals are considered “non-discretionary” items. Accordingly, if your shares are held in a brokerage account and you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker on some, but not all, of the proposals described in this proxy statement. Broker non-votes will not be considered in determining the number of votes cast in connection with non-discretionary items.

Quorum for the Annual Meeting

The quorum at the annual meeting will consist of a majority of the votes entitled to be cast by the holders of all shares of common stock that are outstanding and entitled to vote. Abstentions from voting and broker non-votes, if any, will be counted in determining whether a quorum is present. The meeting will not commence if a quorum is not present.

Votes Necessary to Act on Proposals

At an annual meeting at which a quorum is present, the following votes will be necessary to elect directors, to ratify the appointment of the independent auditors and to approve the stockholder proposal described in this proxy statement:

•

Each director shall be elected by the vote of a majority of the votes cast with respect to the director. For purposes of this vote, a majority of the votes cast means that the number of shares voted “for” a director must exceed 50% of the votes with respect to that director (excluding abstentions).

•

Ratification of the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 2009 requires the affirmative vote of the majority of shares present and entitled to vote. Abstentions are counted as votes present and entitled to vote and have the same effect as votes against the proposal.

•

Approval of the stockholder proposal described in this proxy statement requires the affirmative vote of the majority of shares present and entitled to vote. Abstentions are counted as votes present and entitled to vote and have the same effect as votes against the proposal.

Broker non-votes, if any, will be handled as described under “Limitation on Brokers’ Authority to Vote Shares.”

Recommendations of the Board of Directors

The Board of Directors recommends that you vote:

•	FOR the election of the director-nominees named in this proxy statement;

•	FOR the ratification of the appointment of Ernst & Young LLP as Delta’s independent auditors for the year ending December 31, 2009; and

•	AGAINST the stockholder proposal described in this proxy statement.

All properly submitted proxy cards not containing specific instructions will be voted in accordance with the Board’s recommendations.

Presentation of Other Business at the Meeting

Delta is not aware of any business to be transacted at the annual meeting other than as described in this proxy statement. If any other item or proposal properly comes before the meeting (including, but not limited to, a proposal to adjourn the meeting in order to solicit votes in favor of any proposal contained in this proxy statement), the proxies received will be voted at the discretion of the directors designated to vote the proxies.

Attending the Meeting

To attend the annual meeting, you will need to show you are either a Delta stockholder as of the record date, or hold a valid proxy from such a Delta stockholder.

•	If your shares are registered in “street name,” or are held in your Pilot Plan or Northwest Plan account, please bring evidence of your stock ownership, such as your most recent account statement.

•	If you own unvested restricted common stock, please bring your company-issued identification card; we will have a list of the holders of unvested restricted common stock at the meeting.

All stockholders should also bring valid picture identification; employees may use their company-issued identification card. If you do not have valid picture identification and proof that you own Delta stock, you may not be admitted to the meeting.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Overview

Delta believes that sound corporate governance practices are essential to maintain the trust of our stockholders, customers, employees and other stakeholders. We operate under governance practices that are transparent, up-to-date and appropriate for our industry.

Director Independence

Independence of Audit, Corporate Governance, Personnel & Compensation Committee Members

For many years, Delta’s Board of Directors has been composed of a substantial majority of independent directors. Delta’s Board established the Audit Committee, the Corporate Governance Committee, the Finance Committee and the Personnel & Compensation Committee to focus on particular Board responsibilities.

The Board of Directors has affirmatively determined that all current directors are independent under the NYSE listing standards and Delta’s director independence standards, except Mr. Anderson is not independent because he is Delta’s Chief Executive Officer and Mr. Rogers is not independent because he is a Delta pilot. In making these independence determinations, the Board of Directors considered information submitted by the directors in response to questionnaires, information obtained from Delta’s internal records and advice from counsel.

The Audit, Corporate Governance, Finance and Personnel & Compensation Committees each operates under a written charter. In 2008, the Board of Directors amended the charters for the Corporate Governance Committee and the Personnel & Compensation Committee. The Audit, Corporate Governance and Personnel & Compensation Committees consist entirely of non-employee directors who are independent, as defined in the NYSE listing standards and Delta’s director independence standards. The members of the Audit Committee also satisfy the additional independence requirements set forth in rules under the Securities Exchange Act of 1934.

Certificate of Incorporation and Bylaws; Majority Voting for Directors

Neither Delta’s Certificate of Incorporation nor its Bylaws provide for a classified Board of Directors. Under the Bylaws, a director in an uncontested election is elected by a majority of votes cast (excluding abstentions) at a stockholder meeting at which a quorum is present. In an election for directors where the number of nominees exceeds the number of directors to be elected – a contested election – the directors would be elected by the vote of a plurality of the shares represented at the meeting and entitled to vote on the matter.

Corporate Governance Documents

You may view the charters of the Audit, Corporate Governance, Finance and Personnel & Compensation Committees, the Certificate of Incorporation, the Bylaws, Delta’s corporate governance principles, our codes of ethics and business conduct and our director independence standards on our Corporate Governance website at www.delta.com/about_delta/investor_relations/corporate_governance/index.jsp. Additionally, you may obtain a copy of these materials by contacting Delta’s Corporate Secretary.

Identification and Selection of Nominees for Director

The Corporate Governance Committee is responsible for recommending nominees for election to the Board of Directors. Potential Board nominees are selected in light of the Board’s needs at the time of recommendation. The Committee assesses potential nominees based on various criteria, such as business skills and experience, personal character and judgment, and diversity of experience. The Committee also considers the ability of potential nominees to devote significant time to Board activities. The independence and financial literacy of potential nominees are important factors in the Committee’s selection process. The Committee evaluates potential nominees suggested by stockholders on the same basis as all other potential nominees. To recommend a potential nominee, you may:

•	email nonmgmt.directors@delta.com or

•	send a letter addressed to Delta’s Corporate Secretary at Delta Air Lines, Inc., Dept. No. 981, P.O. Box 20574, Atlanta, Georgia 30320.

Each potential nominee is reviewed by the Corporate Governance Committee, which decides whether to recommend a candidate for consideration by the full Board.

Audit Committee Financial Expert

The Board of Directors has designated Mr. Brinzo as an Audit Committee Financial Expert.

Compensation Committee Interlocks and Insider Participation

None of the members of the Personnel & Compensation Committee is a former or current officer or employee of Delta or has any interlocking relationships as set forth in applicable SEC rules.

Communications with Directors

The Board of Directors has established a process by which stockholders and other interested parties may communicate with our non-management directors by sending an e-mail to nonmgmt.directors@delta.com. We have established a link to this address on our website. All communications will be sent directly to the non-executive Chairman of the Board, as representative of the non-management directors, other than communications pertaining to customer service, human resources and accounting, auditing, internal control and financial reporting matters. Communications regarding customer service and human resources matters will be forwarded for handling by the appropriate Delta department. Communications regarding accounting, auditing, internal control and financial reporting matters will be brought to the attention of the Chairman of the Audit Committee.

The Board of Directors and Board Committees

During 2008, the Board of Directors met 18 times. Each director attended at least 75% of the meetings of the Board of Directors and the committees on which he or she served that were held during his or her tenure on the Board of Directors except Mr. Bostock. Due to an unavoidable conflict, Mr. Bostock, who was elected to the Board on October 29, 2008, was unable to attend the Board and committee meetings held on November 6 and 7, 2008.

The Board of Directors regularly meets in executive session without management. Mr. Carp, who serves as the non-executive Chairman of the Board, presides at these executive sessions.

It is the Board’s policy that directors should attend the annual meeting. All of Delta’s directors attended the annual meeting in 2008 except one director was unable to attend.

The Board of Directors has established the following committees to assist it in discharging its responsibilities:

Audit Committee

The Audit Committee members are Mr. Brinzo, Chairman, Mr. Bostock, Mr. Engler, Ms. Reynolds and Mr. Slater. The Committee met 9 times in 2008. The Committee:

•	Appoints (subject to stockholder ratification) our independent auditors

•	Represents and assists the Board in its oversight of:

•	the integrity of our financial statements

•	our compliance with legal and regulatory requirements

•	our independent auditors’ qualifications, independence and performance

•	the performance of our internal audit department

•	Discusses the adequacy and effectiveness of our internal control over financial reporting

•	Oversees our compliance with procedures and processes pertaining to corporate ethics and standards of business conduct

•	Reviews and, if appropriate, approves or ratifies:

•	possible conflicts of interest involving members of the Board or executive officers

•	transactions that would be subject to disclosure under Item 404 of SEC Regulation S-K

•	Considers complaints concerning accounting, auditing, internal control and financial reporting matters

Corporate Governance Committee

The Corporate Governance Committee members are Mr. Carp, Chairman, Mr. Bostock, Mr. Engler, Mr. Foret, Ms. Reynolds and Mr. Slater. The Committee met 4 times in 2008. The Committee:

•	Identifies and recommends qualified individuals to the Board for nomination as directors and considers stockholder nominations of candidates for election as directors

•	Considers, develops and makes recommendations to the Board regarding matters related to corporate governance, including:

•	qualifications and eligibility requirements for Board members, including director independence standards

•	the Board’s size, composition, organization and processes

•	the type, function, size and membership of Board committees

•	evaluation of the Board

Finance Committee

The Finance Committee members are Mr. Woodrow, Chairman, Mr. Foret, Mr. Goode, Mr. Rogers and Mr. Steenland. The Committee met 9 times in 2008. The Committee:

•	Reviews and makes recommendations, where appropriate, to the Board regarding:

•	financial planning and financial structure

•	risk management

•	financings and guarantees

•	capital expenditures

•	annual and longer-term operating plans

•	tax policy

•	dividend policy

•	issuances and repurchases of capital stock and other securities

•	investments and hedging

•	Approves commitments, capital expenditures and debt financings, subject to certain limits

Personnel & Compensation Committee

The Personnel & Compensation Committee members are Mr. Goode, Chairman, Mr. Brinzo and Mr. Woodrow. The Committee met 7 times in 2008. The Committee:

•	Establishes general compensation philosophy and oversees the development and implementation of compensation programs

•	Performs an annual performance evaluation of our Chief Executive Officer and determines and approves the CEO’s compensation level

•	Reviews and approves compensation programs applicable to executive officers

•	Considers periodically our management succession planning

•	Makes recommendations to the Board regarding election of officers

PROPOSAL 1 — ELECTION OF DIRECTORS

A Board of twelve directors will be elected at the annual meeting. Each director will be elected by the vote of a majority of the votes cast. This means the number of votes cast “for” a director must exceed 50% of the votes with respect to that director (excluding abstentions). Each director elected will hold office until the next annual meeting of stockholders and the election of his or her successor.

Any director not elected by a majority of the votes cast at the annual meeting must offer to tender his or her resignation to the Board of Directors. The Corporate Governance Committee will make a recommendation to the Board of Directors whether to accept the resignation. The Board of Directors will consider the recommendation and publicly disclose its decision within 90 days after the certification of the election results.

The Board of Directors recommends a vote FOR the following nominees:

(1)	Richard H. Anderson	(7)	David R. Goode

(2)	Roy J. Bostock	(8)	Paula Rosput Reynolds

(3)	John S. Brinzo	(9)	Kenneth C. Rogers

(4)	Daniel A. Carp	(10)	Rodney E. Slater

(5)	John M. Engler	(11)	Douglas M. Steenland

(6)	Mickey P. Foret	(12)	Kenneth B. Woodrow

All of the nominees are currently serving on the Board of Directors. The Board of Directors believes each nominee for director will be able to stand for election. If any nominee becomes unable to stand for election, the Board may name a substitute nominee or reduce the number of directors. If a substitute nominee is chosen, the directors designated to vote the proxies will vote FOR the substitute nominee.

Eugene I. Davis, who joined the Board of Directors when Delta emerged from bankruptcy on April 30, 2007, informed Delta he is not able to stand for election due to his other commitments. Mr. Davis has not advised Delta of any disagreement with Delta on any matter relating to Delta’s operations, policies or practices.

The merger agreement between Delta and Northwest provided that, at the closing of the merger, the Delta Board of Directors would consist of 13 members – seven members from the Delta Board of Directors (including Mr. Carp and Mr. Anderson); five members of the Northwest Board of Directors (including Mr. Bostock and Mr. Steenland); and one representative designated by the Delta Master Executive Counsel (“Delta MEC”), the governing body of the Delta unit of the Air Line Pilots Association, International, the collective bargaining representative for Delta pilots (“ALPA”). Mr. Bostock, Mr. Engler, Mr. Foret, Mr. Slater and Mr. Steenland were members of the Northwest Board of Directors and joined Delta’s Board on October 29, 2008 upon consummation of the merger. Due to Mr. Davis’ decision not to stand for election, the size of the Board will be reduced to 12 members on June 22, 2009.

In connection with the merger, Delta, ALPA and the Delta MEC entered into an agreement to amend the collective bargaining agreement for Delta pilots, effective on the closing of the merger and subject to ratification by Delta pilots. Delta also agreed (1) to cause the election to the Board of Directors of a Delta pilot designated by the Delta MEC who is not a member or officer of the Delta MEC or an officer of ALPA (“Pilot Nominee”); (2) at any meeting of stockholders at which the Pilot Nominee is subject to election, to re-nominate the Pilot Nominee, or nominate another qualified Delta pilot designated by the Delta MEC, to be elected to the Board of Directors, and to use its reasonable best efforts to cause such person to be elected to the Board; and (3) in the event of the death, disability, resignation, removal or failure to be elected of the Pilot Nominee, to elect promptly to the Board a replacement Pilot Nominee designated by the Delta MEC to fill the resulting vacancy. Pursuant to this provision, the Board of Directors elected Mr. Rogers to the Board on April 14, 2008. Mr. Rogers is not separately compensated for his service as a director.

Mr. Rogers’ compensation as a Delta pilot is determined under the collective bargaining agreement between Delta and ALPA. During Delta’s bankruptcy proceeding, ALPA agreed to amend its collective bargaining agreement to reduce Delta’s pilot labor costs. In exchange for this amendment, ALPA received certain consideration, including a claim against Delta’s bankruptcy estate which ALPA distributed among eligible pilots. During 2008, Mr. Rogers received $231,923 as a Delta pilot, including $50,716 from the distribution from ALPA related to the bankruptcy claim. The Audit Committee approved Mr. Rogers’ compensation.

Certain Information About Nominees

Richard H. Anderson	Age 53	Joined Delta’s Board April 30, 2007

Mr. Anderson has been Chief Executive Officer of Delta since September 1, 2007. He was Executive Vice President of UnitedHealth Group from November 2004 to August 2007. Mr. Anderson was Chief Executive Officer of Northwest and its principal subsidiary, Northwest Airlines, from February 2001 to November 2004. Northwest filed a voluntary petition for reorganization under Chapter 11 in September 2005.

Committees:	none

Directorships:	Cargill, Inc.; Medtronic, Inc.

Roy J. Bostock	Age 68	Joined Delta’s Board October 29, 2008

Mr. Bostock has served as non-executive Vice Chairman of Delta’s Board of Directors since October 29, 2008. He has been Chairman of the Board of Yahoo! Inc. since January 2008. He has also served as a principal of Sealedge Investments, LLC, a diversified private investment company, since 2002. Mr. Bostock was Chairman of B/Com3 from 2000 to 2002 and Chairman and Chief Executive Officer of the McManus Group from 1996 to 2000. Prior to 1996, Mr. Bostock served in a variety of senior executive positions in the advertising agency business, including Chairman and Chief Executive Officer of D’Arcy Masius Benton & Bowles, Inc. from 1990 to 1996.

Committees:	Audit; Corporate Governance

Directorships:	Yahoo! Inc.; Morgan Stanley

Affiliations:	Chairman, The Partnership for a Drug-Free America; Trustee, Committee for Economic Development

John S. Brinzo	Age 67	Joined Delta’s Board April 30, 2007

Mr. Brinzo was Chairman of the Board of Directors of Cleveland-Cliffs Inc, from January 2000 until his retirement in May 2007. He also served as Chairman, President and Chief Executive Officer of Cleveland-Cliffs Inc from July 2003 until April 2005, and as Chairman and Chief Executive Officer from January 2000 until his retirement as Chief Executive Officer in September 2006.

Committees:	Audit (Chairman); Personnel & Compensation

Directorships:	AK Steel Holding Corporation; Alpha Natural Resources, Inc.; Brink’s Home Securities Holdings, Inc.

Affiliations:	Trustee, Kent State University Endowment Foundation

Daniel A. Carp	Age 60	Joined Delta’s Board April 30, 2007

Mr. Carp has served as non-executive Chairman of Delta’s Board of Directors since April 30, 2007. He was Chief Executive Officer and Chairman of the Board of Eastman Kodak Company from 2000 to June 2005, and continued to serve as Chairman of the Board until his retirement in December 2005. Mr. Carp was President of Eastman Kodak Company from 1997 to 2003.

Committees:	Corporate Governance (Chairman)

Directorships:	Liz Claiborne, Inc.; Norfolk Southern Corporation; Texas Instruments Inc.

Affiliations:	Trustee, George Eastman House, New York

John M. Engler	Age 60	Joined Delta’s Board October 29, 2008

Mr. Engler has served as President & Chief Executive Officer of the National Association of Manufacturers since 2004. He was President of State and Local Government and Vice President of Government Solutions for North America for Electronic Data Systems Corporation from 2003 to 2004. Mr. Engler served as Michigan’s 46th governor for three terms from 1991 to 2003.

Committees:	Audit; Corporate Governance

Directorships:	Universal Forest Products Inc.; Munder Capital Management

Affiliations:	Trustee, Annie E. Casey Foundation; Trustee, Gerald R. Ford Foundation

Mickey P. Foret	Age 63	Joined Delta’s Board October 29, 2008

Mr. Foret has served as President of Aviation Consultants LLC since 2002. He was Executive Vice President and Chief Financial Officer of Northwest Airlines from 1998 to 2002, and also served as Chairman and Chief Executive Officer of Northwest Cargo from 1999 to 2002. Mr. Foret served as President and Chief Operating Officer of Atlas Air, Inc. from 1996 to 1997 and as Executive Vice President and Chief Financial Officer of Northwest Airlines from 1993 to 1996.

Committees:	Corporate Governance; Finance

Directorships:	ADC Telecommunications, Inc.; Nash Finch Company; URS Corporation

Affiliations:	Member, Board of Governors, Bethel University Foundation

David R. Goode	Age 68	Joined Delta’s Board April 22, 1999

Mr. Goode was Chairman of the Board of Norfolk Southern Corporation from 1992 until his retirement in 2006; Chairman and Chief Executive Officer of that company from 2004 through 2005; and Chairman, President and Chief Executive Officer of that company from 1992 to 2005. He held other executive officer positions with Norfolk Southern Corporation from 1985 to 1992.

Committees:	Personnel & Compensation (Chairman); Finance

Directorships:	Caterpillar Inc.; Texas Instruments Inc.

Affiliations:	Member, The Business Council

Paula Rosput Reynolds	Age 52	Joined Delta’s Board August 17, 2004

Ms. Reynolds has been Vice Chairman and Chief Restructuring Officer of American International Group, Inc. since October 2008. She served as President and Chief Executive Officer of Safeco Corporation from 2006 to October 2008. Ms. Reynolds was Chairman of AGL Resources from 2002 to 2005, and President and Chief Executive Officer from 2000 to 2005. She was President and Chief Operating Officer of Atlanta Gas Light Company, a wholly-owned subsidiary of AGL Resources, from 1998 to 2000.

Committees:	Audit; Corporate Governance

Directorships:	Anadarko Petroleum Corporation

Kenneth C. Rogers	Age 48	Joined Delta’s Board April 14, 2008

Mr. Rogers has been a Delta pilot since 1990, and is currently a Boeing 737-800 First Officer. He served as a nonvoting associate member of Delta’s Board of Directors, designated by the Delta MEC, from 2005 to April 2008. Mr. Rogers was a pilot in the United States Air Force from 1983 to 1990.

Committees:	Finance

Rodney E. Slater	Age 54	Joined Delta’s Board October 29, 2008

Mr. Slater has served as a partner in the law firm of Patton Boggs LLP since 2001, and is the head of the firm’s Public Policy and Transportation Practice Group. He served as U.S. Secretary of Transportation from 1997 to 2001, and as Director of the U.S. Highway Administration from 1993 to 1996.

Committees:	Audit; Corporate Governance

Directorships:	ICX Technologies; Kansas City Southern

Douglas M. Steenland	Age 57	Joined Delta’s Board October 29, 2008

Mr. Steenland was President and Chief Executive Officer of Northwest and its principal subsidiary, Northwest Airlines, from 2004 until its merger with a subsidiary of Delta on October 29, 2008. Mr. Steenland also served in a number of executive positions after joining Northwest Airlines in 1991, including President from 2001 to 2004 and Executive Vice President and Chief Corporate Officer from 1999 to 2001. Northwest filed a voluntary petition for reorganization under Chapter 11 in September 2005.

Committees:	Finance

Directorships:	Digital River, Inc.

Kenneth B. Woodrow	Age 64	Joined Delta’s Board July 1, 2004

Mr. Woodrow was Vice Chairman of Target Corporation from 1999 until his retirement in December 2000. He served as President of Target Corporation from 1994 until 1999 and held other management positions in that company from 1971 until 1994.

Committees:	Finance (Chairman); Personnel & Compensation

Directorships:	Visteon Corporation

BENEFICIAL OWNERSHIP OF SECURITIES

Directors, Nominees for Director and Executive Officers

The following table sets forth the number of shares of Delta common stock beneficially owned as of April 24, 2009, by each director and director-nominee, each person named in the Summary Compensation Table in this proxy statement, and all directors and executive officers as a group. Unless otherwise indicated by footnote, the owner exercises sole voting and investment power over the shares.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)
Directors:
Mr. Anderson	1,990,160	(2)
Mr. Bostock	25,614	(2)
Mr. Brinzo	8,513
Mr. Carp	13,443
Mr. Davis	8,513
Mr. Engler	22,864	(2)
Mr. Foret	57,937	(2)
Mr. Goode	18,513
Ms. Reynolds	8,513
Mr. Rogers	4,134
Mr. Slater	22,864	(2)
Mr. Steenland	1,098,085	(2)
Mr. Woodrow	8,513
Named Executive Officers:
Mr. Bastian	1,190,312	(2)
Mr. Campbell	613,680	(2)
Mr. Gorman	942,767	(2)
Mr. Halter	368,850	(2)
Mr. Hauenstein	686,520	(2)
Mr. Khoury	105,500	(2)
Mr. Macenczak	190,004	(2)
Directors and Executive Officers as a Group (20 Persons)	8,324,566	(2)

(1)	No person listed in the table beneficially owned 1% or more of the outstanding shares of common stock. The directors and executive officers as a group beneficially owned 1.1% of the outstanding shares of common stock.

(2)	Includes the following number of shares of common stock which a director or executive officer has the right to acquire upon the exercise of stock options that were exercisable as of April 24, 2009, or that will become exercisable within 60 days after that date:

Name	Number of Shares
Mr. Anderson	434,230
Mr. Bostock	9,146
Mr. Engler	9,146
Mr. Foret	9,146
Mr. Slater	9,146
Mr. Steenland	596,516
Mr. Bastian	462,090

Name	Number of Shares
Mr. Campbell	263,100
Mr. Gorman	338,280
Mr. Halter	111,500
Mr. Hauenstein	308,100
Mr. Khoury	105,500
Mr. Macenczak	130,780
Directors & Executive Officers as a Group	2,945,904

Beneficial Owners of More than 5% of Voting Stock

The following table provides information about each entity known to Delta to be the beneficial owner of more than five percent of Delta’s outstanding common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Class on April 24, 2009
FMR LLC	101,045,157	(1)	13.1%
82 Devonshire Street
Boston, MA 02109

Wellington Management Company, LLP	78,153,813	(2)	10.1%
75 State Street
Boston, MA 02109

Lord, Abbett & Co. LLC	68,445,092	(3)	8.9%
90 Hudson Street
Jersey City, NJ 07302

(1)	Based on an Amendment to Schedule 13G filed February 17, 2009, in which FMR LLC and certain affiliates reported that, as of December 31, 2008, they had sole voting power over 4,973,900 of these shares, shared voting power over none of these shares, sole dispositive power over all 101,045,157 of these shares and shared dispositive power over none of these shares.

(2)	Based on an Amendment to Schedule 13G filed February 17, 2009, in which Wellington Management Company, LLP reported that, as of December 31, 2008, it had sole voting power over none of these shares, shared voting power over 35,699,751 of these shares, sole dispositive power over none of these shares and shared dispositive power over 77,729,582 of these shares.

(3)	Based on an Amendment to Schedule 13G filed February 13, 2009, in which Lord, Abbett & Co. LLC reported that, as of December 31, 2008, it had sole voting power over 61,262,423 of these shares, shared voting power over none of these shares, sole dispositive power over 68,222,022 of these shares and shared dispositive power over none of these shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The Personnel & Compensation Committee (the “P&C Committee”) of the Board of Directors has responsibility for developing, reviewing and approving our executive compensation program. The P&C Committee operates under a written charter that requires the Committee to be composed of three or more directors, each of whom must be independent under NYSE rules and Delta’s director independence standards. Each member of the P&C Committee must also qualify as a “non-employee director” under SEC rules and an “outside director” under Section 162(m) of the Internal Revenue Code.

The following discussion provides an overview and analysis of the philosophy and objectives, administration and material elements of our executive compensation program. It also discusses the compensation of our named executive officers for 2008.

Our executive compensation program closely aligns the interests of management and frontline employees, places a substantial portion of total compensation at risk and uses performance measures that provide incentives to deliver value to our stockholders, customers and employees. As discussed below:

•

There were no payments to executive officers under Delta’s 2008 annual incentive plan because frontline employees did not receive a payout under Delta’s broad-based profit sharing program since Delta was not profitable in that year. Only once in the past six years has Delta made payments to executive officers under its annual incentive plan.

•

There were no across-the-board salary increases for officers in 2008 because frontline employees have not achieved industry standard pay levels. The base salary of Mr. Anderson and Mr. Bastian did not change during 2008.

•	The P&C Committee increased the base salary for select named executive officers because of promotions and significantly expanded responsibilities.

On October 29, 2008, we completed our merger with Northwest. The merger better positions us to manage through economic cycles and volatile fuel prices, invest in our fleet, improve services for customers and achieve our strategic objectives. The merger impacted our compensation programs during 2008 for both frontline and management employees, as follows:

•

In connection with the merger, we granted special, one-time equity awards to substantially all employees of Delta and Northwest. Frontline employees received shares of Delta common stock that were not subject to any vesting or transfer restrictions. In contrast, officers received restricted stock and stock options which take three years to fully vest. The value of these special equity awards to officers is contingent on the price of our stock and the officer’s continued employment.

•

In February 2008, Mr. Anderson voluntarily waived the change in control provisions in his compensation arrangements as of the date Delta entered into a binding agreement to engage in a merger transaction then under review by the Board of Directors. Accordingly, Mr. Anderson’s equity awards did not vest at the closing of the merger. But for this waiver, Mr. Anderson would have realized approximately $5.2 million from the vesting of his unvested performance shares and restricted stock awards, based on the $7.99 closing price of Delta common stock on the NYSE on the merger closing date.

•

The closing of the merger accelerated the vesting of all then outstanding unvested equity awards held by officers other than Mr. Anderson. The majority of these equity awards was granted in connection with Delta’s emergence from bankruptcy in 2007, with the value realized by officers at the time of vesting being substantially less than the targeted value of the awards at the time of grant due to the approximately 60% decline in the price of Delta common stock between the award grant dates and the merger closing date. When Delta emerged from bankruptcy, substantially all of Delta’s non-management employees received shares of Delta common stock but these shares, unlike the equity awards granted to officers, were not subject to any vesting or transfer restrictions.

All of the equity awards for executive officers discussed in this proxy statement were previously disclosed in filings with the SEC.

Our Employee Commitment

The hard work and dedication of the employees of Delta and Northwest have been instrumental in making both companies leaders in the airline industry. During 2008, we continued our commitment to making Delta a great place to work and creating an environment that promotes employee engagement. Key actions included:

•

Granting an approximately 13% ownership stake in Delta to substantially all employees of Delta and Northwest in connection with the merger. Non-management employees received approximately 84 million shares of Delta common stock, valued at $671 million (based on the $7.99 closing price of Delta common stock on October 29, 2008, the merger closing date). These equity awards, which were approved by our stockholders, emphasize the critical role of our employees in assisting the combined company achieve its financial, operational and customer service goals.

•	Contributing $312 million to Delta’s broad-based defined contribution and defined benefit retirement plans in 2008.

•

Implementing an approximately 3% pay increase in both 2008 and 2009 for domestic non-contract, non-management employees. These increases are important steps in moving us closer to fulfilling our commitment to provide frontline employees with industry standard pay levels. Our investment in these employees through direct pay increases in 2008 and 2009 exceeds $100 million per year.

•	Paying $38 million to employees under Delta’s broad-based shared rewards program, based on our achievement during 2008 of baggage handling, completion factor and on-time arrival performance goals.

•	Managing Delta’s primary health plan without increasing employee premiums for four consecutive years.

•

Spending more than $114 million to fund voluntary employee reduction programs in 2008 that helped avoid involuntary furloughs of Delta employees. Similar programs have been offered to the combined workforce in 2009.

These actions are in addition to the approximately $1 billion Delta invested in its employees in 2007 through lump sum cash and stock awards upon emergence from bankruptcy, pay raises, contributions to broad-based retirement plans, payments under the shared rewards program and $158 million in payments under Delta’s 2007 broad-based profit sharing program.

Executive Compensation Philosophy and Objectives

Our compensation philosophy and objectives are directly related to our business strategy. Our 2008 business goals included positioning Delta as the global airline of choice, building a financially viable airline which delivers industry-leading financial results, creating a diversified worldwide route network and enhancing a world-class employee-friendly airline.

During 2008, the P&C Committee continued the compensation philosophy and objectives established in the previous year, concluding they remained important to deliver value to stockholders. These objectives are to:

•

Closely align the interests of management with frontline employees and Delta stockholders by using many of the same performance measures in both our executive and broad-based compensation programs. Consistent with this objective, the goals under our 2008 annual incentive plan are the same ones that drive payouts to frontline employees under our broad-based profit sharing program and shared rewards program. There were no payments to executive officers under the 2008 annual incentive plan because frontline employees did not receive a payout under the broad-based profit sharing program since Delta was not profitable in that year.

•

Place a substantial portion of total compensation at risk and utilize performance measures that provide incentives to deliver value to our stockholders, customers and employees. As discussed below, the payout opportunities for senior officers under our annual and long-term incentive plans depend on Delta’s financial and operational performance as well as the price of our common stock.

•	Provide compensation opportunities that assist in motivating and retaining existing talent and attracting new talent to Delta when needed.

•

Target total direct compensation to the airline industry median over time, with fully competitive levels achieved only after frontline employees have attained industry standard pay levels. Accordingly, there were no across-the-board salary increases for officers in 2008 because frontline employees have not achieved industry standard pay levels. The base salary of Mr. Anderson and Mr. Bastian did not change during 2008.

The P&C Committee also considered these objectives in structuring the compensation program for executive officers in connection with the merger, determining the compensation program should reflect the expanded responsibilities of executive officers in managing the world’s largest airline and provide incentives to promote the successful integration of Delta and Northwest.

Administration of the Executive Compensation Program

Role of Management. Under the supervision of the P&C Committee, our human resources department is responsible for the ongoing management of our executive compensation program. The Executive Vice President — HR & Labor Relations and his staff serve as the primary management liaison to the P&C Committee and propose compensation programs and policies to the P&C Committee at the request of the P&C Committee and the Chief Executive Officer (“CEO”). Our CEO makes recommendations to the P&C Committee regarding individual compensation, such as base salary changes and incentive compensation opportunities, for executive officers other than himself. In addition, the Chief Financial Officer and his staff evaluate the financial implications of executive compensation proposals and financial performance measures in incentive compensation arrangements. The P&C Committee regularly meets in executive session without management.

Compensation Consultants. Since August 2007, the P&C Committee has independently retained Frederic W. Cook & Co., Inc. (“Cook”) for advice regarding executive compensation strategy and programs, including the compensation for the CEO and other executive officers, general compensation program design, the impact of regulatory, tax, and legislative changes on our compensation program and compensation practices of competitors. The P&C Committee considered Cook’s advice and recommendations when determining plan design and compensation and award levels. Consistent with its role as independent consultants to the P&C Committee, Cook provides no other services to Delta. Cook may work directly with management on behalf of the P&C Committee, but such work is always under the control and supervision of the P&C Committee.

Peer Group

We strive to provide fair compensation to our executives in accordance with our overall philosophy of treating our frontline employees fairly and consistently. A key element of our compensation philosophy is to ensure our compensation programs for management and frontline employees align all Delta people to achieving our business goals. When making compensation decisions, the P&C Committee compares the actual and proposed compensation of our executive officers to compensation paid to similarly situated executives at companies in our airline industry peer group. We believe peer group data should be used as a point of reference, not as the determining factor in our executive officers’ compensation. We intend to target total direct executive compensation opportunities to the median of our airline industry peer group, but with fully competitive levels achieved only after frontline employees have attained industry standard pay levels. The P&C Committee also considers general industry data, as well as business and industry conditions, our strategic business objectives, the Delta culture, and the officer’s performance and experience.

For 2008, we compared our executive officers’ compensation to that of the following companies, which also serve as comparators for purposes of compensation for our frontline employees:

• AirTran Airways	• Northwest Airlines

• American Airlines	• Southwest Airlines

• Continental Airlines	• United Airlines

• JetBlue Airlines	• US Airways

After the announcement of the planned merger on April 14, 2008, the P&C Committee began designing the post-merger executive compensation program. The P&C Committee determined that, because it is important to maintain alignment between our management and frontline employees, the peer group would continue to consist of the companies listed above, with the exception of Northwest. However, to reflect the expanded management responsibilities associated with Delta’s substantial increase in size following the merger (approximately $34 billion in annual revenue based on Delta’s and Northwest’s combined revenue in 2008) relative to other U.S. carriers (which range from $3 billion to $24 billion in annual revenue), the peer group for management will double-weight the major network carriers: American Airlines, Continental Airlines, United Airlines and US Airways. The P&C Committee also decided to obtain a broader market context by reviewing general industry compensation data for businesses which approximate Delta’s revenue and operational scale following the merger. When compared to these businesses, Delta’s total direct executive compensation opportunities generally rank below the 25th percentile of the general corporate compensation in the United States. As stated above, the P&C Committee uses this data as a point of reference, not as the determining factor in setting compensation.

Elements of Compensation

Compensation elements for our executive officers include:

•	Base salary

•	Annual incentives

•	Long-term incentives

•	Benefits

Base Salary. Annual merit increases for officers have been suspended since 2003 because of industry conditions. The base salary for Mr. Anderson and Mr. Bastian did not change in 2008.

We strive to pay a base salary that allows us to attract and retain talented executive officers. Base salary is set taking into consideration the individual’s responsibilities, performance and experience, as well as internal equity, business and industry conditions and the competitive market.

We intend to target total direct executive compensation opportunities to the median of our airline industry peer group, but with fully competitive levels achieved only after frontline employees have attained industry standard pay levels. Because frontline employees have not attained this level of pay, there were no across-the-board salary increases for officers during 2008. The P&C Committee increased the base salary for select named executive officers because of promotions and significantly expanded responsibilities, as discussed below.

•

Mr. Gorman’s salary increased from $344,250 to $450,000 to reflect his additional responsibilities for Delta’s regional carrier operations and supply chain functions, as well as his promotion to Executive Vice President and Chief Operating Officer.

•

Mr. Campbell’s and Mr. Hauenstein’s salaries rose from $375,000 to $400,000 to recognize their expanded duties for the planning and implementation of the merger in the human resources and revenue management areas, respectively.

•	Mr. Halter’s salary increased from $325,000 to $385,000 due to his promotion to Senior Vice President and Chief Financial Officer.

Annual Incentives. There were no payments under the 2008 Management Incentive Plan (“2008 MIP”) for executive officers because employees did not receive a payout under Delta’s broad-based profit sharing program (the “Profit Sharing Program”) since Delta was not profitable in 2008. Only once in the past six years has Delta made payments to executive officers under its annual incentive plan.

The 2008 MIP is an annual cash incentive plan similar to the plan that was in place in 2007. It closely links pay and performance by providing approximately 1,200 management employees with a compensation opportunity based on Delta’s achieving key business plan goals in 2008. The 2008 MIP aligns the interests of Delta management and all employees because the 2008 MIP goals are the same ones that drive payouts under the broad-based Profit Sharing Program (under which Delta pays at least 15% of its annual pre-tax income, as defined, to employees) and shared rewards program (under which frontline employees may receive payments of up to $100 per month based on Delta’s baggage handling, completion factor and on-time arrival performance) (the “Shared Rewards Program”).

For senior officers, the annual incentive opportunity was based (1) 50% on Delta’s financial performance; and (2) 50% on its operational performance. The financial performance measure is Delta’s 2008 pre-tax income, which is the same measure used in the broad-based Profit Sharing Program for all Delta employees. The operational performance measures are the number of times in 2008 that Delta meets its monthly (1) Shared Rewards Program goals (which had a 37.5% weighting) and (2) completion factor and on-time performance Delta Connection goals (which had a 12.5% weighting). Even if Delta meets or exceeds its financial or operational performance targets, no payment may be made under the 2008 MIP to any executive officer under any measure unless there is a payment for 2008 under the broad-based Profit Sharing Program for all Delta employees.

The following chart shows the performance measures for senior officers under the 2008 MIP and the actual performance for each measure in 2008.

Performance Measure	Weighting	Reason for Measure	Target Performance	Actual Performance
Financial	50%

2008 Pre-tax income(1)		Measure of overall Delta profitability	$852 million	$(308) million

Operational	50%

Number of monthly goals met under Shared Rewards Program (37.5% weighting)		Supports strategic focus on efficiency and customer service Aligns executive incentives with employee Shared Rewards Program	21 Shared Rewards goals achieved	21 Shared Rewards met, which was target level ($38 million paid to employees under Shared Rewards Program for 2008 performance)

Number of monthly goals met by Delta Connection carriers (12.5% weighting)		Supports strategic focus on efficiency and customer service	14 Delta Connection goals achieved	12 Delta Connection goals met, which exceeded threshold level

Additional Requirement

Payment must be made under the broad-based Profit Sharing Program before executive incentives paid		Aligns executives and employees		No payment made under the broad-based Profit Sharing Program because Delta was not profitable in 2008

(1)	“Pre-tax income” has the same meaning in the 2008 MIP and the broad-based Profit Sharing Program. It means Delta’s annual consolidated pre-tax income calculated in accordance with GAAP and as reported in Delta’s SEC filings, but excluding (a) asset write downs related to long-term assets; (b) gains or losses with respect to employee equity securities; (c) gains or losses with respect to extraordinary, one-time or non-recurring events; and (d) expense accrued with respect to the broad-based Profit Sharing Program and the 2008 MIP.

The P&C Committee determined each participant’s 2008 MIP target award opportunity, which was expressed as a percentage of the participant’s base salary, so the participant’s total target cash compensation opportunity (base salary plus target 2008 MIP award) would be more competitive with the airline peer group median. The target award opportunity was 150% of base salary for Mr. Anderson and Mr. Bastian, 100% of base salary for executive vice presidents and 65% of base salary for senior vice presidents. As explained further below, none of the senior officers, including Mr. Anderson and Mr. Bastian, received any payment under the 2008 MIP.

Payments under the 2008 MIP could range from zero to 200% of the target award opportunity depending on the performance achieved. The P&C Committee set performance measures at threshold, target and maximum levels, with no payment for performance below the threshold level, and a potential payment of 50% of target for threshold performance, 100% of target for target performance and 200% of target for maximum performance.

Delta met the target level (Shared Rewards goals) and exceeded the threshold level (Delta Connection goals) under the 2008 MIP’s operational performance measure. Shared Rewards Program participants received $38 million under that program for 2008, which amounts to an annual payment of $750 for each frontline employee. Because Delta was not profitable in 2008, however, there was no payment under the broad-based Profit Sharing Program. Accordingly, no payments were made under the 2008 MIP to senior officers.

Long-term Incentives.

2008 Long Term Incentive Program. In 2008, the P&C Committee implemented Delta’s long term incentive program. The 2008 Long Term Incentive Program (“2008 LTIP”) is an equity-based long term program intended (1) to link pay and performance by providing approximately 175 management employees with a compensation opportunity based on Delta’s achieving key business objectives over a three-year performance period and (2) to align the interest of management employees with Delta stockholders. Under the 2008 LTIP, executive officers received an award consisting of restricted stock, non-qualified stock options and performance shares, as follows:

•

The P&C Committee determined a target 2008 LTIP award value for each participant so the participant’s total direct compensation opportunity (total cash compensation and target 2008 LTIP award) would be competitive with the airline peer group median. This award is performance based because a recipient who is a senior officer will not realize the target value unless Delta’s stock price is above $12.00 at the time the awards vest. For officers at or above the senior vice president level, this value was provided 40% in restricted stock, 20% in non-qualified stock options and 40% in performance shares. This mix was intended to provide a balance between Delta’s stock price performance and its financial performance relative to other airlines, and considered the high volatility of airline stocks.

•

Restricted stock is common stock that may not be sold or otherwise transferred for a period of time (the “Restriction”), and is subject to forfeiture in certain circumstances until the Restriction ends. The 2008 LTIP generally provides the Restriction will end (which means the shares may then be sold) in three equal installments on April 3, 2009, 2010 and 2011, subject to the officer’s continued employment.

•

A stock option is the right to purchase common stock at a certain price per share during a designated period. The stock options granted under the 2008 LTIP have an exercise price of $8.81 per share, which is equal to the closing price of the common stock on the NYSE on the grant date. Subject to the officer’s continued employment, the stock options (1) become exercisable in three equal installments on April 3, 2009, 2010 and 2011; and (2) remain exercisable until April 2, 2018. In order for a recipient to realize the target value of this stock option award, Delta’s stock price must increase to above $15.00 at the time the award vests.

•

Performance shares generally pay out only if all Delta employees receive a payout under the broad-based Profit Sharing Program for 2010 or thereafter. Performance shares are a long term incentive opportunity payable in common stock. The 2008 LTIP provides the payment of the performance shares is based on the cumulative revenue growth and average annual pre-tax income margin ranking over the three-year period ending December 31, 2010 of Delta relative to American Airlines, Continental Airlines, Southwest Airlines, United Airlines and US Airways. Each of these financial measures is weighted equally, and the potential payments could range from zero to 200% of the number of shares covered by the target award. AirTran Airways and JetBlue Airlines were not included in the performance comparison because changes in their cumulative revenue growth and annual pre-tax income margins are not comparable due to their significantly smaller size relative to the other carriers in the peer group.

The following chart shows the range of potential payments of the performance shares based on the cumulative revenue growth and average annual pre-tax income margin ranking of Delta relative to the applicable peer group. These performance measures were selected because superior rankings in these areas should, over time, produce positive stockholder returns.

Rank vs. Airline Peers	3 Year Cumulative Revenue Growth			+	Rank vs. Airline Peers	3 Year Average Pre-Tax Income Margin			=	% of Target Award Earned
	% of Target Earned		Weighting			% of Target Earned		Weighting
1	200%	x	50%		1	200%	x	50%		200%
2	150%	x	50%		2	150%	x	50%		150%
3	100%	x	50%		3	100%	x	50%		100%
4	75%	x	50%		4	75%	x	50%		75%
5	50%	x	50%		5	50%	x	50%		50%
6	0%	x	50%		6	0%	x	50%		0%

Impact of Merger—Vesting of Equity Awards.

•

CEO. In February 2008, Mr. Anderson voluntarily waived the change in control provisions in his compensation arrangements as of the date Delta entered into a binding agreement to engage in a merger transaction then under review by the Board of Directors. The P&C Committee accepted Mr. Anderson’s decision to relinquish any enhanced or accelerated compensation. Accordingly, Mr. Anderson’s equity awards did not vest at the closing of the merger. But for this waiver, Mr. Anderson would have realized approximately $5.2 million from the vesting of his unvested performance shares and restricted stock awards based on the $7.99 closing price of Delta common stock on the NYSE on October 29, 2008, the merger closing date.

•

Other Executive Officers. All unvested equity awards held by our executive officers prior to the merger vest upon the occurrence of a “change in control” of Delta. The merger met the definition of a “change in control,” resulting in the vesting on the merger closing date of the unvested equity awards held at that time by our executive officers (other than Mr. Anderson who waived accelerated vesting upon consummation of the merger, as described above). The outstanding performance shares became payable in shares of our common stock at 100% of the target award. Outstanding stock options which vested on the merger closing date have no intrinsic value based on the $7.65 closing price of Delta common stock on April 22, 2009 because the exercise price of each option was higher than the stock price on that date. Moreover, the majority of these stock options will not have any intrinsic value until the price of Delta common stock increases by 135% from the closing price on April 22, 2009.

Special Merger Awards. As part of the merger, Delta management recommended, and the Board of Directors approved, a distribution of approximately 13% ownership in Delta to the employees of the combined company so that our employees will share in a common goal to make Delta a successful business. Delta stockholders approved an amendment to the Delta 2007 Performance Compensation Plan (the “2007 Performance Plan”) to increase the number of shares of Delta common stock issuable under that plan by approximately 126.6 million shares, which equals 15% of Delta’s outstanding equity capitalization determined on a fully-diluted basis at the closing of the merger. The 2007 Performance Plan is a broad-based equity and cash compensation plan that was approved by Delta’s creditors and the Bankruptcy Court as part of Delta’s plan of reorganization in 2007.

This amendment to the 2007 Performance Plan was intended to enable Delta to issue equity to substantially all employees of the combined company to recognize their critical role in assisting the combined company to achieve its financial, operational and customer service goals; to more closely align their interests with stockholders; and to increase their stake in the combined company’s financial performance. In connection with the merger, Delta granted:

•	Approximately 50 million shares of Delta common stock to eligible Delta pilots (including pre-merger Northwest pilots). These shares were not subject to any vesting or transfer restrictions.

•

Approximately 34 million shares of Delta common stock to substantially all non-pilot, non-management employees of the combined company. These shares were not subject to any vesting or transfer restrictions.

•

Approximately 29 million shares to management employees of the combined company. These awards (the “Special Merger Awards”) were in the form of restricted stock and non-qualified stock options, and are designed to create a strong performance and retention incentive during the integration of Delta and Northwest. These grants were shares that are subject to vesting and transfer restrictions (as described below), even in the event of a change in control of Delta.

In making the Special Merger Awards, the P&C Committee considered a combination of factors, including a participant’s level within the organization, the participant’s expected contribution towards the merger’s success and the total number of shares available for awards. On October 29, 2008, the date of the closing of the merger, officers at or above the senior vice president level received Special Merger Awards, as follows:

•

The P&C Committee determined a target Special Merger Award value for each participant that was provided in restricted stock and stock options, with a greater emphasis on stock options for officers at or above the executive vice president level than for other officers. It was the P&C Committee’s intention to place the awards of higher level executive officers at greater risk by increasing their percentage of stock options.

•

The Restrictions on the restricted stock will lapse over a three-year period, as follows: 20% on each of May 1, 2009, November 1, 2009, and May 1, 2010, and the remaining 40% on November 1, 2011, subject to the participant’s continued employment.

•

The stock options have an exercise price of $7.99, which is equal to the closing price of our common stock on the NYSE on the grant date. Subject to the participant’s continued employment, the stock options (1) become exercisable in four installments, with 20% vesting on each of May 1, 2009, November 1, 2009, and May 1, 2010, and the remaining 40% on November 1, 2011; and (2) remain exercisable until October 28, 2018. The intrinsic value of these stock options would be zero based on the $7.65 closing price of Delta common stock on April 22, 2009. In order for an executive to receive value equal to the grant date fair values of the stock options reflected in column (h) of the Grants of Plan-Based Awards Table in this proxy statement, the price of Delta common stock at the time the option is exercised would have to increase by 67% from the closing price on April 22, 2009.

Benefits. The named executive officers receive the same health, welfare and other benefits provided to all Delta employees, except as set forth elsewhere in this proxy statement under “Preexisting Medical Benefits Agreement between Northwest and Mr. Anderson.” In addition, our named executive officers are also eligible for executive life insurance, financial planning services, flight benefits and home security services. These perquisites represent a small part of the overall compensation for executives and are offered to provide competitive compensation. See the Summary Compensation Table and related footnotes regarding benefits received in 2008 by the named executive officers. We do not provide any supplemental executive retirement plans, country club memberships or company cars for any named executive officer.

Compensation for Mr. Anderson

The P&C Committee determines compensation for Mr. Anderson consistent with the approach used for our other executive officers. During 2008, the vast majority of Mr. Anderson’s compensation opportunity was at risk and dependent on company and stock price performance.

Mr. Anderson’s base salary is $600,000, which has not changed since he was recruited by the Board of Directors and joined Delta as CEO on September 1, 2007.

As discussed above, Mr. Anderson’s outstanding equity awards did not vest at the closing of the merger because he waived the change in control provisions in his compensation arrangements as of the date Delta entered into a binding agreement to engage in a merger transaction then under review by the Board of Directors. As a result of this waiver, Mr. Anderson did not receive approximately $5.2 million for his then-outstanding restricted stock and performance share awards, based on the $7.99 closing price of Delta common stock on the merger closing date.

In 2009, Mr. Anderson voluntarily waived the performance share award he received in 2007 when he joined Delta. This award is attributed a value of approximately $1.4 million in the applicable Stock Awards column of the Outstanding Equity Awards at Fiscal Year-end Table in this proxy statement based on the closing price of Delta common stock on December 31, 2008 and assuming performance at the target level.

Delta was not profitable in 2008. Since no payout was made under the broad-based Profit Sharing Program for 2008, Mr. Anderson did not receive a payment under the 2008 MIP.

Mr. Anderson received a 2008 LTIP award of 126,390 stock options, all of which have no intrinsic value based on the $7.65 closing price of Delta common stock on April 22, 2009; 148,700 shares of restricted stock; and 148,700 performance shares at target, which will pay out only if certain performance objectives are met and there is a payment to all Delta employees under the broad-based Profit Sharing Program in 2010 or thereafter. The terms of this equity award are consistent with those granted to other executive officers.

In connection with the merger, Mr. Anderson was granted a Special Merger Award consisting of 1,520,000 stock options, and 760,000 shares of restricted stock. This award vests over a three year period, subject to Mr. Anderson’s continued employment. The intrinsic value of the stock options would be zero based on the $7.65 closing price of Delta common stock on April 22, 2009. In order for Mr. Anderson to receive value equal to the approximately $7.3 million grant date fair value of these stock options reflected in column (h) of the Grants of Plan-Based Awards Table in this proxy statement, the price of Delta common stock at the time the option is exercised would have to increase by 67% from the closing price on April 22, 2009.

As previously reported, in August 2007, the P&C Committee provided Mr. Anderson a commitment under which Delta agreed to provide Mr. Anderson with certain economic protection on the sale of his former residence in Minneapolis.

The P&C Committee believes Mr. Anderson’s compensation arrangements create a strong pay and performance linkage, fully align Mr. Anderson’s compensation and performance expectations with other employees and closely link his compensation to stockholder interests.

Compensation for Mr. Khoury and Mr. Macenczak

In connection with the merger, the employment of Mr. Khoury and Mr. Macenczak terminated. They received the benefits provided under Delta’s severance program, which are described under “Post-Employment Compensation — Mr. Khoury” and “Post-Employment Compensation — Mr. Macenczak” in this proxy statement. Mr. Khoury and Mr. Macenczak each executed a separation agreement agreeing to certain non-competition, non-solicitation and confidentiality covenants for the benefit of Delta, and a general release of claims against Delta.

Post-Termination Compensation and Change in Control

Our executive officers are eligible to receive certain benefits in the event of specified terminations of employment, including as a consequence of a change in control. Those benefits are generally conservative compared with industry standards and are intended to provide our executives with a measure of financial support if their employment is terminated in certain circumstances through no fault of their own. The benefits we offer in connection with a change in control are designed to support the following business objectives:

•	Enhance Delta’s value in a consolidation transaction by helping retain and stabilize the management team during periods of uncertainty.

•	Preserve the objectivity of our management team if they are negotiating and executing a consolidation transaction.

•	Keep our management team focused on Delta’s business instead of their personal financial situation.

Our officers and director-level employees participate in the 2007 Officer and Director Severance Plan (the “Severance Plan”). In 2007, the P&C Committee approved for Mr. Anderson and Mr. Bastian certain additional severance benefits, which are consistent with market practices. The severance benefits for our named executive officers are described in “Post-Employment Compensation — Potential Post-Employment Benefits upon Termination or Change in Control” in this proxy statement.

In connection with the merger, the P&C Committee modified the Severance Plan, effective January 2, 2009, to more closely align the severance benefits under the Delta plan with the severance benefits provided by Northwest to its officers. Specifically, the modified Severance Plan eliminates differences in severance benefits for each management level based on the occurrence of a change in control, generally blending the severance period provided under the Severance Plan in situations in which a qualifying termination of employment is based on a change in control and those in which it is not. The modified Severance Plan did not change the severance benefits for Mr. Anderson or Mr. Bastian.

Tax and Accounting Impact and Policy

The financial and tax consequences to Delta of the elements of the executive compensation program are important considerations for the P&C Committee when analyzing the overall design and mix of compensation. The P&C Committee seeks to balance an effective compensation package for our executive officers with an appropriate impact on reported earnings and other financial measures.

In making compensation decisions, the P&C Committee considered that Internal Revenue Code Section 162(m) limits deductions for certain compensation to any covered executive to $1 million per year. Under Section 162(m), compensation may be excluded from the $1 million limit if required conditions are met. The stock options and performance shares granted under the 2007 Performance Plan meet the conditions for exclusion as does the 2008 MIP, but the restricted stock does not. In approving these awards, the P&C Committee considered that Delta had accumulated very large net operating loss carryforwards (“NOLs”) to offset or reduce our future income tax obligations and, therefore, the deduction limitations imposed by Section 162(m) would not impact our financial results at this time. As our NOLs are utilized, the P&C Committee will re-evaluate whether future awards should be structured to allow for deductibility under Section 162(m).

The change in control provisions described in “Post-Employment Compensation — Potential Post-Employment Benefits upon Termination or Change in Control” in this proxy statement are designed to reduce by up to 10% any amounts payable to our executive officers if such amounts would otherwise be subject to an excise tax on “excess parachute payments.” This term is defined under Internal Revenue Code Section 280G.

The reduction will be applied if it would fully alleviate the obligation to pay the associated excise tax. Otherwise, our arrangements with our executive officers contemplate that we will provide an after-tax reimbursement to them for the amount of excise tax due. The potential cost to Delta of this tax reimbursement feature for the named executive officers is included under “Post-Employment Compensation — Potential Post-Employment Benefits upon Termination or Change in Control” in this proxy statement. To the extent any change in control payments are subject to the excise tax, those amounts will be nondeductible for tax purposes. The accelerated vesting of the outstanding equity awards for the named executive officers (other than Mr. Anderson, who waived this benefit) in connection with the merger did not result in any payments to such officers under Internal Revenue Code Section 280G.

Equity awards under the 2007 Performance Plan are expensed in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share Based Payment.” For further information regarding the accounting for our equity compensation, see Note 12 of the Notes to Consolidated Financial Statements in the 2008 Form 10-K.

Compensation Committee Report

The Personnel & Compensation Committee has reviewed and discussed with Delta management the Compensation Discussion and Analysis and, based on such review and discussion, the P&C Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE PERSONNEL & COMPENSATION COMMITTEE

David R. Goode, Chairman

John S. Brinzo

Kenneth B. Woodrow

Information about Summary Compensation Table and Related Matters

The following table contains information about the compensation of (1) Mr. Anderson, Delta’s principal executive officer; (2) Mr. Bastian, who served as Delta’s principal financial officer from January 1, 2008 to October 29, 2008, when he was promoted to President and Chief Executive Officer NWA; (3) Mr. Halter, who became Delta’s principal financial officer on October 29, 2008; (4) Mr. Campbell, Mr. Gorman and Mr. Hauenstein, who were Delta’s three other most highly compensated executive officers on December 31, 2008; and (5) Mr. Khoury and Mr. Macenczak, who would have been among Delta’s three other most highly compensated executive officers on December 31, 2008 if they had been executive officers on that date. These persons are referred to in this proxy statement as the “named executive officers.”

Summary Compensation Table(1)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compen- sation ($) (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (6)	All Other Compen- sation ($) (7)	Total ($) (8)
Richard H. Anderson (2)	2008	600,000	0	3,587,829	1,573,498	0	0	127,485	5,888,812
Chief Executive Officer	2007	200,000	0	2,308,557	293,542	289,560	0	237,829	3,329,488

Edward H. Bastian	2008	500,000	0	5,648,943	2,504,644	0	1,289	125,888	8,780,764
President and Chief Executive Officer NWA; Former Chief Financial Officer	2007 2006	421,667 382,500	0 0	3,024,806 0	371,082 0	733,552 0	3,590 6,864	58,231 60,869	4,612,928 450,233

Michael H. Campbell	2008	387,500	0	2,994,271	1,508,309	0	0	114,053	5,004,133
Executive Vice President —HR & Labor Relations	2007	346,813	0	1,879,498	238,484	361,950	0	207,798	3,034,543

Stephen E. Gorman	2008	380,458	0	2,600,676	2,272,925	0	0	156,277	5,410,336
Executive Vice President & Chief Operating Officer

Hank Halter	2008	330,833	0	1,439,560	657,478	0	0	50,344	2,478,215
Senior Vice President & Chief Financial Officer

Glen W. Hauenstein	2008	387,500	0	3,512,255	1,995,778	0	0	111,629	6,007,162
Executive Vice President —Network Planning & Revenue Management	2007 2006	349,380 344,256	0 0	1,937,213 0	266,716 0	361,950 0	0 0	66,870 44,626	2,982,129 388,882

Kenneth F. Khoury	2008	343,750	0	2,475,560	1,061,925	0	0	2,012,497	5,893,732
Former Executive Vice President & General Counsel

Lee A. Macenczak	2008	344,256	0	2,475,560	1,061,925	0	0	1,859,389	5,741,130
Former Executive Vice President — Sales and Marketing	2007	344,256	0	1,852,159	224,682	332,276	0	324,424	3,077,797

(1)	This table provides information about the compensation of the named executive officers in the format and manner required by the SEC. The following table is identical to the Summary Compensation Table above except that the reported amounts in column (k) for 2008 adjust the total reported in column (j) by excluding the compensation expense recognized by Delta for financial reporting purposes in 2008 for the grant date fair value of special, one-time equity awards that Delta granted (a) in 2007 in connection with Delta’s emergence from bankruptcy (including the equity award Mr. Anderson received when he joined Delta); and (b) in 2008 when Delta merged with Northwest. Substantially all Delta employees received special, one-time equity awards in connection with both Delta’s emergence from bankruptcy and its merger with Northwest. Delta believes the exclusion of these special, one-time equity awards from this column more accurately reflects the normal compensation of the named executive officers.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compen- sation ($)	Total ($)	Supplemental Information: Total Excluding Special, One-Time Stock and Option Awards ($)
Richard H. Anderson	2008	600,000	0	3,587,829	1,573,498	0	0	127,485	5,888,812	1,691,293
Chief Executive Officer	2007	200,000	0	2,308,557	293,542	289,560	0	237,829	3,329,488

Edward H. Bastian	2008	500,000	0	5,648,943	2,504,644	0	1,289	125,888	8,780,764	4,338,618
President and Chief Executive Officer NWA; Former Chief Financial Officer	2007 2006	421,667 382,500	0 0	3,024,806 0	371,082 0	733,552 0	3,590 6,864	58,231 60,869	4,612,928 450,233

Michael H. Campbell	2008	387,500	0	2,994,271	1,508,309	0	0	114,053	5,004,133	1,829,628
Executive Vice President —HR & Labor Relations	2007	346,813	0	1,879,498	238,484	361,950	0	207,798	3,034,543

Stephen E. Gorman	2008	380,458	0	2,600,676	2,272,925	0	0	156,277	5,410,336	4,971,680
Executive Vice President & Chief Operating Officer

Hank Halter	2008	330,833	0	1,439,560	657,478	0	0	50,344	2,478,215	592,364
Senior Vice President & Chief Financial Officer

Glen W. Hauenstein	2008	387,500	0	3,512,255	1,995,778	0	0	111,629	6,007,162	2,832,656
Executive Vice President —Network Planning & Revenue Management	2007 2006	349,380 344,256	0 0	1,937,213 0	266,716 0	361,950 0	0 0	66,870 44,626	2,982,129 388,882

Kenneth F. Khoury	2008	343,750	0	2,475,560	1,061,925	0	0	2,012,497	5,893,732	3,031,692
Former Executive Vice President & General Counsel

Lee A. Macenczak	2008	344,256	0	2,475,560	1,061,925	0	0	1,859,389	5,741,130	2,879,090
Former Executive Vice President — Sales and Marketing	2007	344,256	0	1,852,159	224,682	332,276	0	324,424	3,077,797

(2)	In February 2008, Mr. Anderson waived the change in control provisions in his compensation arrangements as of the date Delta entered into a binding agreement to engage in a merger transaction then under review by the Board of Directors. Accordingly, Mr. Anderson’s equity awards did not vest at the closing of the merger with Northwest. But for his waiver, Mr. Anderson would have realized approximately $5.2 million for the vesting of his unvested performance shares and restricted stock awards on October 29, 2008, the merger closing date. In 2009, Mr. Anderson voluntarily waived the performance share award he received in 2007 when he joined Delta.

(3)	The amounts in the “Stock Awards” column do not represent amounts the named executive officers received or are entitled to receive. Rather, the reported amounts for 2008 represent the compensation expense recognized by Delta for financial reporting purposes in 2008 for the grant date fair value of the performance shares and restricted stock granted to the named executive officers in 2008 and 2007. Between 67% and 81% of the reported amounts for 2008 for each named executive officer relates to stock awards granted in 2007. The ultimate value of these awards to each named executive officer depends on the price of Delta common stock when the shares are sold after the awards vest. Delta did not grant any stock awards in 2006.

As required by SEC rules, the reported amounts are determined under Statement of Financial Accounting Standards No. 123 (revised 2004), “Share Based Payment” (“SFAS 123R”), but do not reflect any reduction for the possibility of forfeiture of the awards. Moreover, the reported amounts for each award are based on the closing price of Delta common stock on the NYSE on the award’s grant date. In each case, these closing prices are higher, and most are substantially higher, than the closing price of Delta common stock on the NYSE (a) on the date the award vested or, if the award has not yet vested (b) on April 22, 2009 (when the closing price of Delta common stock was $7.65 per share). For additional information regarding the closing prices of Delta common stock on the NYSE on the grant dates and vesting dates of performance shares and restricted stock awards that vested in 2008, see footnote 1 to the “Option Exercises and Stock Vested Table” in this proxy statement. See Note 12 of the Notes to the Consolidated Financial Statements in Delta’s 2008 Form 10-K for the assumptions used in determining the SFAS 123R values.

(4)	The amounts in the “Option Awards” column do not represent amounts the named executive officers received or are entitled to receive. Rather, the reported amounts for 2008 represent the compensation expense recognized by Delta for financial reporting purposes in 2008 for the grant date fair value of the stock options granted to the named executive officers in 2008 and 2007. Between 56% and 86% of the reported amounts for 2008 for each named executive officer relates to stock options granted in 2007. The majority of the stock options granted in 2007 will not have any intrinsic value unless the price of Delta common stock increases by 135% from its $7.65 closing price on April 22, 2009. Delta did not grant any stock options in 2006.

As required by SEC rules, the reported amounts are determined under SFAS 123R, but do not reflect any reduction for the possibility of forfeiture of the awards. Moreover, the intrinsic value of the unexercised stock options granted to the named executive officers is zero based on the $7.65 closing price of Delta common stock on the NYSE on April 22, 2009 because the exercise price of each option was higher than the closing price of Delta common stock on that date. See Note 12 of the Notes to the Consolidated Financial Statements in Delta’s 2008 Form 10-K for the assumptions used in determining the SFAS 123R values.

(5)	There were no payments under the 2008 Management Incentive Plan (“2008 MIP”) for executive officers because employees did not receive a payout under Delta’s broad-based profit sharing program since Delta was not profitable in 2008. For additional information regarding the 2008 MIP, see “Elements of Compensation—Annual Incentives” in the Compensation Discussion and Analysis section in this proxy statement.

(6)	Delta does not sponsor any supplemental executive retirement plans for any of the named executive officers. The reported amounts for 2008 reflect the aggregate change in the actuarial present value of each applicable named executive officer’s accumulated benefit under the Delta Retirement Plan, a broad-based, non-contributory qualified defined benefit pension plan for nonpilot employees, measured from December 31, 2007 to December 31, 2008. Service, earnings and pay credits under this plan were frozen effective December 31, 2005 for all participants. Mr. Anderson, Mr. Campbell, Mr. Gorman, Mr. Hauenstein and Mr. Khoury are not eligible to participate in the Delta Retirement Plan because none of them had completed 12 months of service before the plan was frozen on December 31, 2005. See “Post Employment Compensation—Defined Benefit Pension Benefits” in this proxy statement for a description of this plan.

The actuarial present value of Mr. Halter’s and Mr. Macenczak’s accumulated benefit under the Delta Retirement Plan decreased in 2008 by $3,706 and $13,901, respectively. As required by SEC rules, these reductions are not included in the table.

(7)	The reported amounts for 2008 include the items described in the following table:

Name	Contributions to Qualified Defined Contribution Retirement Plan ($)(a)	Payments due to Internal Revenue Code Limits Applicable to Qualified Defined Contribution Plan ($)(b)	Executive Life Insurance Program Premiums ($)(c)	Amounts Under Separation Agreement ($)(d)	Reimbursement of Taxes ($)(e)	Perquisites and Other Personal Benefits ($)(f)
Mr. Anderson	12,800	46,169	20,290	n/a	15,700	32,526
Mr. Bastian	16,100	70,249	23,057	n/a	16,482	n/a
Mr. Campbell	16,100	36,362	16,636	n/a	12,635	32,320
Mr. Gorman	4,600	3,009	112,379	n/a	13,943	22,346
Mr. Halter	16,100	21,331	9,602	n/a	3,311	n/a
Mr. Hauenstein	16,100	36,362	14,420	n/a	14,280	30,467
Mr. Khoury	16,100	33,299	15,874	1,923,731	10,190	13,304
Mr. Macenczak	16,100	32,209	10,769	1,792,599	7,712	n/a

(a)	Includes Delta’s contributions to the Delta Family-Care Savings Plan, a broad-based tax qualified defined contribution plan, based on the same fixed and matching contribution formula applicable to all participants in this plan.

(b)	Represents amounts paid directly to the named executive officer that Delta would have contributed to the Delta Family-Care Savings Plan on his behalf absent limits applicable to such plans under the Internal Revenue Code (“Restoration Payments”). Restoration Payments are based on the same fixed and matching contribution formula applicable to all participants in this plan and are available to any plan participant affected by such limits.

(c)	Delta provides life insurance coverage of two times base salary to its executive officers. The reported amount for Mr. Gorman represents the initial premium for his coverage; the reported amounts for other named executive officers represent the annual premium.

(d)	In connection with the merger with Northwest, the employment of Mr. Khoury and Mr. Macenczak terminated. The reported amounts represent benefits they received under Delta’s severance program. Under their separation agreements with Delta, Mr. Khoury and Mr. Macenczak agreed to certain non-competition, non-solicitation and confidentiality covenants for the benefit of Delta and a general release of claims against Delta. For additional information regarding these agreements, see “Post-Employment Compensation — Mr. Khoury” and “Post-Employment Compensation — Mr. Macenczak” in this proxy statement.

(e)	Includes tax reimbursements for (1) Flight Benefits (as described below); (2) the executive life insurance program; and (3) with respect to Mr. Gorman, relocation benefits. Delta will no longer provide tax reimbursements under the executive life insurance program, effective January 1, 2010.

(f)	The reported amounts for Mr. Anderson, Mr. Campbell, Mr. Gorman, and Mr. Hauenstein consist primarily of financial planning services; home security services; and Flight Benefits as described below. The amount for Mr. Gorman also includes relocation expenses. The amount for Mr. Khoury consists of financial planning services and Flight Benefits as described below. Mr. Bastian, Mr. Halter and Mr. Macenczak did not receive perquisites or other personal benefits with a total incremental cost of $10,000 or more, the threshold for reporting under SEC rules.

As is common in the airline industry, Delta provides complimentary travel and certain Delta Sky Club privileges for executive officers; the officer’s spouse, domestic partner or designated companion; the officer’s children and parents; and, to a limited extent, other persons designated by the officer (“Flight Benefits”). Complimentary travel for such other persons is limited to an aggregate imputed value of $20,000 per year for the CEO and President; $15,000 per year for executive vice presidents; and $12,500 per year for senior vice presidents. Delta reimburses the officer for associated taxes on complimentary travel with an imputed tax value of up to $25,000 per year for the CEO and President, $20,000 per year for executive vice presidents; and $17,500 per year for senior vice presidents. Unused portions of the annual allowances described in the previous two sentences accumulate and may be carried into succeeding years during employment.

An executive officer who retires at or after age 52 with at least 10 years of service, or at or after age 62 with at least five years of service, may continue to receive Flight Benefits during retirement, except the unused portion of the annual allowances does not accumulate into succeeding years (“Retiree Flight Benefits”). In exchange for certain non-competition, non-solicitation and confidentiality covenants for the benefit of Delta and a general release of claims against Delta, an executive officer who served in that capacity during the period beginning on the date Delta entered into the merger agreement with Northwest and ending on the date on which the merger was completed will receive, on his termination of employment (other than by death or by Delta for “cause”), a vested right to Retiree Flight Benefits, regardless of the officer’s age and years of service at his termination of employment.

(8)	As required by SEC rules, the amounts in the “Total” column represent the sum of the amounts in columns (c) through (i). As discussed in footnotes (3) and (4) above, the amounts in the “Stock Awards” and “Option Awards” columns do not represent amounts the named executive officers received or are entitled to receive.

The following table provides information about annual and long term incentive award opportunities granted to our named executive officers during 2008 under the Delta 2007 Performance Compensation Plan. These incentive award opportunities are described in the Compensation Discussion and Analysis section of the proxy statement under “Elements of Compensation — Annual Incentives” and “Elements of Compensation — Long Term Incentives”.

The amounts in column (h) do not represent amounts the named executive officers received or are entitled to receive. Rather, these amounts are the total compensation expense Delta will be required to recognize with respect to these awards until they are fully vested in 2010 and 2011, as applicable. Particularly in the case of the stock options, these amounts require a 67% increase in the price of Delta common stock from the $7.65 closing price on the NYSE on April 22, 2009 in order to deliver the value described in column (h). The amounts in column (h) also do not reflect the risk that these awards may be forfeited in the event of termination of employment or, in the case of performance shares, that there is no payout if the required performance measures are not met.

Grants of Plan-Based Awards Table

(a)	(b)	(c)			(d)			(e)	(f)	(g)	(h)	(i)
												Supplemental Information:
Name/Type of Award	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)	Intrinsic Value of Option Awards and Market Value of Stock Awards as of April 22, 2009 ($) (5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Anderson
2008 MIP	2/7/08	450,000	900,000	1,800,000	—	—	—	—	—	—	—	—
Performance Shares	4/3/08	—	—	—	74,350	148,700	297,400	—	—	—	1,310,047	1,137,555
Restricted Stock	4/3/08	—	—	—	—	—	—	148,700	—	—	1,310,047	1,137,555
Stock Options	4/3/08	—	—	—	—	—	—	—	126,390	8.81	757,076	0
Restricted Stock	10/29/08	—	—	—	—	—	—	760,000	—	—	6,072,400	5,814,000
Stock Options	10/29/08	—	—	—	—	—	—	—	1,520,000	7.99	7,265,600	0

Mr. Bastian
2008 MIP	2/7/08	375,000	750,000	1,500,000	—	—	—	—	—	—	—	—
Performance Shares	4/3/08	—	—	—	41,825	83,650	167,300	—	—	—	736,957	639,923
Restricted Stock	4/3/08	—	—	—	—	—	—	83,650	—	—	736,957	639,923
Stock Options	4/3/08	—	—	—	—	—	—	—	71,090	8.81	425,829	0
Restricted Stock	10/29/08	—	—	—	—	—	—	470,000	—	—	3,755,300	3,595,500
Stock Options	10/29/08	—	—	—	—	—	—	—	940,000	7.99	4,493,200	0

Mr. Campbell
2008 MIP	2/7/08	200,000	400,000	800,000	—	—	—	—	—	—	—	—
Performance Shares	4/3/08	—	—	—	18,590	37,180	74,360	—	—	—	327,556	284,427
Restricted Stock	4/3/08	—	—	—	—	—	—	37,180	—	—	327,556	284,427
Stock Options	4/3/08	—	—	—	—	—	—	—	31,600	8.81	189,284	0
Restricted Stock	10/29/08	—	—	—	—	—	—	260,000	—	—	2,077,400	1,989,000
Stock Options	10/29/08	—	—	—	—	—	—	—	520,000	7.99	2,485,600	0

Mr. Gorman
2008 MIP	2/7/08	225,000	450,000	900,000	—	—	—	—	—	—	—	—
Performance Shares	4/3/08	—	—	—	14,870	29,740	59,480	—	—	—	262,009	227,511
Restricted Stock	4/3/08	—	—	—	—	—	—	29,740	—	—	262,009	227,511
Stock Options	4/3/08	—	—	—	—	—	—	—	25,280	8.81	151,427	0
Restricted Stock	10/29/08	—	—	—	—	—	—	365,000	—	—	2,916,350	2,792,250
Stock Options	10/29/08	—	—	—	—	—	—	—	730,000	7.99	3,489,400	0

(a)	(b)	(c)			(d)			(e)	(f)	(g)	(h)	(i)
												Supplemental Information:
Name/Type of Award	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)	Intrinsic Value of Option Awards and Market Value of Stock Awards as of April 22, 2009 ($) (5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Mr. Halter
2008 MIP	2/7/08	117,000	234,000	468,000	—	—	—	—	—	—	—	—
Performance Shares	4/3/08	—	—	—	4,650	9,300	18,600	—	—	—	81,933	71,145
Restricted Stock	4/3/08	—	—	—	—	—	—	9,300	—	—	81,933	71,145
Stock Options	4/3/08	—	—	—	—	—	—	—	7,900	8.81	47,321	0
Restricted Stock	10/29/08	—	—	—	—	—	—	203,000	—	—	1,621,970	1,552,950
Stock Options	10/29/08	—	—	—	—	—	—	—	203,000	7.99	970,340	0

Mr. Hauenstein
2008 MIP	2/7/08	200,000	400,000	800,000	—	—	—	—	—	—	—	—
Performance Shares	4/3/08	—	—	—	18,590	37,180	74,360	—	—	—	327,556	284,427
Restricted Stock	4/3/08	—	—	—	—	—	—	37,180	—	—	327,556	284,427
Stock Options	4/3/08	—	—	—	—	—	—	—	31,600	8.81	189,284	0
Restricted Stock	10/29/08	—	—	—	—	—	—	260,000	—	—	2,077,400	1,989,000
Stock Options	10/29/08	—	—	—	—	—	—	—	520,000	7.99	2,485,600	0

Mr. Khoury
2008 MIP	2/7/08	187,500	375,000	750,000	—	—	—	—	—	—	—	—
Performance Shares	4/3/08	—	—	—	14,870	29,740	59,480	—	—	—	262,009	227,511
Restricted Stock	4/3/08	—	—	—	—	—	—	29,740	—	—	262,009	227,511
Stock Options	4/3/08	—	—	—	—	—	—	—	25,280	8.81	151,427	0

Mr. Macenczak
2008 MIP	2/7/08	172,128	344,256	688,512	—	—	—	—	—	—	—	—
Performance Shares	4/3/08	—	—	—	14,870	29,740	59,480	—	—	—	262,009	227,511
Restricted Stock	4/3/08	—	—	—	—	—	—	29,740	—	—	262,009	227,511
Stock Options	4/3/08	—	—	—	—	—	—	—	25,280	8.81	151,427	0

(1)	These columns show the annual award opportunities under the 2008 Management Incentive Plan (“2008 MIP”). There were no payments under the 2008 MIP for executive officers because employees did not receive a payout under Delta’s broad-based profit sharing program since Delta was not profitable in 2008.

(2)	These columns show the long term award opportunities for the performance share component of the 2008 Long Term Incentive Program (“2008 LTIP”). As a result of the merger, the performance shares vested at the target number of shares for all named executive officers other than Mr. Anderson, who waived the accelerated vesting of his equity awards.

(3)	These columns show the restricted stock and stock option components of the 2008 LTIP granted on April 3, 2008 and, if applicable, the Special Merger Awards granted on October 29, 2008. As a result of the merger, the restricted stock and stock option components of the 2008 LTIP vested for all named executive officers other than Mr. Anderson, who waived the accelerated vesting of his equity awards. The restricted stock and stock option components of the Special Merger Awards vest over a three year period as follows: 20% vesting on each of May 1, 2009, November 1, 2009 and May 1, 2010, and the remaining 40% vesting on November 1, 2011, subject to the named executive officer’s continued employment with Delta.

(4)	The amounts in this column do not represent amounts the named executive officers received or are entitled to receive. Rather, the reported amounts represent total compensation expense, as determined under SFAS 123R, required to be recognized by Delta for financial reporting purposes and are based on the grant date fair values of the awards.

(5)	The amounts in this column represent the intrinsic value of the option awards and the market value of the stock awards based on the $7.65 closing price of Delta common stock on the NYSE on April 22, 2009. The intrinsic value of the unexercised stock options granted to the named executive officers is zero because the exercise price of each option was higher than the closing price of Delta common stock on April 22, 2009.

The following table provides information regarding the outstanding equity awards on December 31, 2008 for each of the named executive officers. As required by SEC rules, the dollar values in the “Stock Awards” columns in this table (1) are based on the $11.46 closing price of Delta common stock on the NYSE on December 31, 2008; and (2) assume performance at the target level for the performance shares. In contrast, the dollar values in the Supplemental Information column are based on the $7.65 closing price of Delta common stock on the NYSE on April 22, 2009.

The closing of the merger on October 29, 2008 accelerated the vesting of the unvested equity awards which were granted prior to October 29, 2008 and which were held by the named executive officers other than Mr. Anderson, who voluntarily waived the accelerated vesting of his equity awards.

Outstanding Equity Awards at Fiscal Year-end Table

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)	Supplemental Information: Intrinsic Value of Option Awards and Market Value of Stock Awards as of April 22, 2009 ($) (5)
Mr. Anderson
Stock Options	10/29/08	—	1,520,000	7.99	10/28/18	—	—	—	—	0
Restricted Stock	10/29/08	—	—	—	—	760,000	8,709,600	—	—	5,814,000
Stock Options	4/3/08	—	126,390	8.81	4/2/18	—	—	—	—	0
Restricted Stock	4/3/08	—	—	—	—	148,700	1,704,102	—	—	1,137,555
Performance Shares	4/3/08	—	—	—	—	—	—	148,700	1,704,102	1,137,555
Stock Options	9/1/07	88,100	176,200	16.88	8/31/17	—	—	—	—	0
Restricted Stock	9/1/07	—	—	—	—	227,933	2,612,112	—	—	1,743,687
Performance Shares	9/1/07	—	—	—	—	—	—	124,300	1,424,478	0	(4)

Mr. Bastian
Stock Options	10/29/08	—	940,000	7.99	10/28/18	—	—	—	—	0
Restricted Stock	10/29/08	—	—	—	—	470,000	5,386,200	—	—	3,595,500
Stock Options	4/3/08	71,090	—	8.81	4/2/18	—	—	—	—	0
Stock Options	9/1/07	60,100	—	16.88	8/31/17	—	—	—	—	0
Stock Options	6/4/07	142,900	—	18.84	4/29/17	—	—	—	—	0

Mr. Campbell
Stock Options	10/29/08	—	520,000	7.99	10/28/18	—	—	—	—	0
Restricted Stock	10/29/08	—	—	—	—	260,000	2,979,600	—	—	1,989,000
Stock Options	4/3/08	31,600	—	8.81	4/2/18	—	—	—	—	0
Stock Options	11/1/07	22,000	—	20.20	10/31/17	—	—	—	—	0
Stock Options	6/4/07	105,500	—	18.84	4/29/17	—	—	—	—	0

Mr. Gorman
Stock Options	10/29/08	—	730,000	7.99	10/28/18	—	—	—	—	0
Restricted Stock	10/29/08	—	—	—	—	365,000	4,182,900	—	—	2,792,250
Stock Options	4/3/08	25,280	—	8.81	4/2/18	—	—	—	—	0
Stock Options	12/1/07	167,000	—	19.76	11/30/17	—	—	—	—	0

Mr. Halter
Stock Options	10/29/08	—	203,000	7.99	10/28/18	—	—	—	—	0
Restricted Stock	10/29/08	—	—	—	—	203,000	2,326,380	—	—	1,552,950
Stock Options	4/3/08	7,900	—	8.81	4/2/18	—	—	—	—	0
Stock Options	6/4/07	63,000	—	18.84	4/29/17	—	—	—	—	0

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)	Supplemental Information: Intrinsic Value of Option Awards and Market Value of Stock Awards as of April 22, 2009 ($) (5)
Mr. Hauenstein
Stock Options	10/29/08	—	520,000	7.99	10/28/18	—	—	—	—	0
Restricted Stock	10/29/08	—	—	—	—	260,000	2,979,600	—	—	1,989,000
Stock Options	4/3/08	31,600	—	8.81	4/2/18	—	—	—	—	0
Stock Options	11/1/07	67,000	—	20.20	10/31/17	—	—	—	—	0
Stock Options	6/4/07	105,500	—	18.84	4/29/17	—	—	—	—	0

Mr. Khoury (6)
Stock Options	6/4/07	105,500	—	18.84	12/1/11	—	—	—	—	0

Mr. Macenczak (6)
Stock Options	4/3/08	25,280	—	8.81	1/1/12	—	—	—	—	0
Stock Options	6/4/07	105,500	—	18.84	1/1/12	—	—	—	—	0

(1)	Subject to the named executive officer’s continued employment with Delta, the stock options were originally scheduled to become exercisable or, to the extent applicable to Mr. Anderson, are scheduled to become exercisable, as follows:

June 4, 2007 Grant Date. In three equal installments on each of April 30, 2008, 2009 and 2010.

September 1, 2007 Grant Date. In three equal installments on each of September 1, 2008, 2009 and 2010.

November 1, 2007 Grant Date. In three equal installments on each of November 1, 2008, 2009 and 2010.

December 1, 2007 Grant Date. In three equal installments on each of December 1, 2008, 2009 and 2010.

April 3, 2008 Grant Date. In three equal installments on each of April 3, 2009, 2010 and 2011.

Subject to the named executive officer’s continued employment with Delta, the stock options granted on October 29, 2008 become exercisable with respect to 20% of the shares on each of May 1, 2009, November 1, 2009 and May 1, 2010; and 40% of the shares on November 1, 2011.

The exercise price of the options granted on June 4, 2007, November 1, 2007, April 3, 2008, and October 29, 2008 is the closing price of the common stock on the NYSE on the applicable grant date. The exercise price of the options granted on Saturday, September 1, 2007 is the closing price of the common stock on the NYSE on Friday, August 31, 2007, the last trading day immediately preceding the grant date.

(2)	Subject to the named executive officer’s continued employment with Delta, these shares of restricted stock vest as follows:

September 1, 2007 Grant Date. In three equal installments on each of March 1, 2008, 2009 and 2010.

April 3, 2008 Grant Date. In three equal installments on each of April 3, 2009, 2010 and 2011.

October 29, 2008 Grant Date. 20% of the shares on each of May 1, 2009, November 1, 2009, and May 1, 2010 and 40% of the shares on November 1, 2011.

(3)	In accordance with SEC rules, the amounts in this column for the market value of restricted stock are based on the $11.46 closing price of Delta common stock on the NYSE on December 31, 2008.

(4)	The potential payout, if any, for Mr. Anderson’s outstanding performance shares is based on Delta’s financial performance. For additional information regarding the performance shares granted in 2008, see “Elements of Compensation — Long-term Incentives” in the Compensation Discussion and Analysis section in this proxy statement.

In accordance with SEC rules, the amounts in this column for the market value of Mr. Anderson’s outstanding performance shares are based on the $11.46 closing price of Delta common stock on the NYSE on December 31, 2008, and assume performance at the target level.

In 2009, Mr. Anderson voluntarily waived the performance share award he received in 2007 when he joined Delta.

(5)	The amounts in this column represent the intrinsic value of option awards and the market value of stock awards based on the $7.65 closing price of Delta common stock on the NYSE on April 22, 2009. The intrinsic value of the unexercised stock options is zero because the exercise price of each option was higher than the closing price of Delta common stock on the NYSE on April 22, 2009. The market value of Mr. Anderson’s performance shares assumes performance at the target level.

(6)	In connection with the merger, the employment of Mr. Khoury and Mr. Macenczak terminated on November 30, 2008, and December 31, 2008, respectively. Under their separation agreements with Delta, their stock options will continue to be exercisable until the third anniversary of their termination dates.

The following table provides information regarding the exercise of stock options by, and the vesting of restricted stock and performance shares for, the named executive officers in 2008.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Mr. Anderson	0	0	113,967	1,521,459

Mr. Bastian	0	0	463,700	3,843,787

Mr. Campbell	0	0	228,393	1,824,860

Mr. Gorman	0	0	159,480	1,274,245

Mr. Halter	0	0	102,466	818,703

Mr. Hauenstein	0	0	256,893	2,052,575

Mr. Khoury	25,280	57,224	200,013	1,598,105

Mr. Macenczak	0	0	200,013	1,598,105

(1)	The value realized on vesting is based on the closing price of Delta common stock on the NYSE on the applicable vesting dates. These prices ($7.99 on October 29, 2008 and $13.35 on February 29, 2008) are lower than the closing prices of Delta common stock on the NYSE on the corresponding award grant dates (which closing prices ranged from $8.81 to $20.45). Accordingly, the aggregate value realized on vesting of these awards for each named executive officer is substantially lower than the aggregate grant date fair value of those awards under SFAS 123R, as reflected in the following table.

Name	Aggregate Value Realized on Vesting ($)	Percentage of Aggregate Grant Date Fair Value Realized on Vesting (%)
Mr. Anderson	1,521,459	79.1
Mr. Bastian	3,843,787	58.8
Mr. Campbell	1,824,860	48.0
Mr. Gorman	1,274,245	51.0
Mr. Halter	818,703	43.6
Mr. Hauenstein	2,052,575	46.9
Mr. Khoury	1,598,105	47.0
Mr. Macenczak	1,598,105	47.0

Post-Employment Compensation

Defined Benefit Pension Benefits

Qualified Nonpilot Retirement Plan. The Delta Retirement Plan (“Retirement Plan”) is a broad-based, non-contributory qualified defined benefit pension plan for nonpilot employees. To participate in the Retirement Plan, a nonpilot employee must have completed 12 months of service before the plan was frozen on December 31, 2005. As a result, Mr. Bastian, Mr. Halter, and Mr. Macenczak are eligible to participate in the Retirement Plan but Mr. Anderson, Mr. Campbell, Mr. Gorman, Mr. Hauenstein and Mr. Khoury are not. We do not offer any supplemental executive retirement plans to our named executive officers.

Retirement benefits under the Retirement Plan are based on the same formula for all employees who are not covered by a collective bargaining agreement. Until July 1, 2003, Retirement Plan benefits were calculated using only a final average earnings formula (“FAE formula”). Under this formula, the benefit is based on an employee’s (1) final average earnings; (2) years of service prior to January 1, 2006; (3) age when the payment of benefits begins (which may not be before age 52); and (4) primary Social Security benefit. Final average earnings are the average of an employee’s highest average monthly earnings (based on the employee’s salary and eligible annual incentive compensation, if any) for the 36 consecutive months in the 120-month period immediately preceding the earlier of termination of employment or January 1, 2006. The monthly retirement benefit payable at the normal retirement age of 65 is determined by multiplying final average earnings by 60%, and then reducing that amount for service of less than 30 years with Delta and by 50% of the primary Social Security benefit payable to the employee. The 50% Social Security offset is reduced for service of less than 30 years. Participants become fully vested in their FAE formula benefits after completing five years of service. Benefits determined under the FAE formula are paid in the form of a monthly annuity.

Effective July 1, 2003, the Retirement Plan was amended to transition to a cash balance formula. Generally, for employees hired (or rehired) after July 1, 2003, retirement benefits earned after that date are based only on the cash balance formula. Under this formula, each participant has an account, for recordkeeping purposes only, to which pay credits were allocated annually until January 1, 2006. These pay credits were based on 6% of a participant’s salary and eligible annual incentive compensation, if any. In addition, all balances in a participant’s account are credited with an annual interest credit which is currently based on the 30-year U.S. Treasury rate published by the Internal Revenue Service (the “Annual Interest Credit”). Participants become fully vested in their cash balance formula benefits after completing five years of service. At termination of employment, an amount equal to the then-vested balance of a participant’s cash balance account is payable to the participant, at his election, in the form of an immediate or deferred lump sum or equivalent monthly annuity benefit.

Employees covered by the Retirement Plan who were employed on July 1, 2003 are eligible for transition benefits as long as they remained continuously employed (“Transition Eligible Employees”). For the period that began July 1, 2003 and ended December 31, 2005 (“Cash Balance Period”), these employees earned retirement benefits equal to the greater of the benefit determined under the Retirement Plan’s FAE formula or its cash balance formula.

Effective December 31, 2005, the Retirement Plan was amended (1) to freeze accrual of future benefits attributable to years of service and pay increases after December 31, 2005 under the FAE formula; and (2) to cease pay credits under the cash balance formula. Effective March 31, 2007, all benefits under the Retirement Plan were frozen; however, Annual Interest Credits will continue to be added to the cash balance account after December 31, 2005.

Pension Benefits Table

The table below shows certain pension benefit information for Mr. Bastian, Mr. Halter and Mr. Macenczak as of December 31, 2008. The table does not include any information for Mr. Anderson, Mr. Campbell, Mr. Gorman, Mr. Hauenstein or Mr. Khoury because they are not eligible to participate in the Retirement Plan.

Name	Plan Name	Number of Years of Credited Service (as of December 31, 2008) (1)	Present Value of Accumulated Benefits (2)	Payments During Last Fiscal Year
Mr. Bastian (3)	Delta Retirement Plan	6 years, 10 months	FAE Formula: $98,557 Cash Balance Formula: $47,515	0
Mr. Halter	Delta Retirement Plan	7 years, 4 months	FAE Formula: $62,748 (4) Cash Balance Formula: $39,590	0
Mr. Macenczak	Delta Retirement Plan	20 years, 11 months	FAE Formula: $295,252 (4) Cash Balance Formula: $49,531	0

(1)	As discussed above, the Retirement Plan was frozen effective December 31, 2005, and no additional service credit will accrue after that date. All years of service reflected in this column include service until December 31, 2005.

(2)	Benefits were calculated using interest rate and mortality rate assumptions consistent with those used in our financial statements (see “— Defined Benefit Pension, Other Postretirement, and Postemployment Benefit Plans — Assumptions” in Note 10 of the Notes to the Consolidated Financial Statements in Delta’s 2008 Form 10-K). In addition, certain individual data were used in developing these values. Benefits accrued under the FAE formula and the cash balance formula are listed separately. For purposes of the FAE formula benefit, the assumed retirement age is 62. The form of benefit payable under the FAE formula for Mr. Bastian, Mr. Halter and Mr. Macenczak is a single life annuity, based on the rules applicable to vested employees who terminate their service with Delta prior to early retirement age (Mr. Bastian and Mr. Macenczak) and single participants (Mr. Halter).

(3)	Mr. Bastian resigned from Delta as of April 1, 2005 and rejoined Delta in July 2005, and his years of service include the 6 years, 5 months of service he had completed as of April 1, 2005. As a result, the portion of his benefit calculated under the FAE formula was determined under the rules applicable to vested employees who terminate their service with Delta prior to early retirement age instead of under the rules applicable to retirees at early retirement age. Accordingly, Mr. Bastian’s benefit is smaller than it would have been had he retired at early retirement age. All benefits earned by Mr. Bastian after he rejoined Delta in July 2005 are based solely on the cash balance formula.

(4)	Mr. Halter and Mr. Macenczak each earned a larger benefit under the cash balance formula than under the FAE formula during the Cash Balance Period as a result of the assumptions required for purposes of this table by SEC rules. Mr. Halter and Mr. Macenczak also accrued an FAE benefit for their service through June 30, 2003 because each had been employed by Delta since 1998 and 1985, respectively. The total value of Mr. Halter’s and Mr. Macenczak’s FAE benefit exceeds their respective total cash balance benefit because the period of employment during which each accrued the FAE benefit exceeded the Cash Balance Period.

Potential Post-Employment Benefits upon Termination or Change in Control

This section describes the potential benefits that may be received by our named executive officers in the event of certain terminations of employment or in connection with a change in control. None of our named executive officers is eligible for early or normal retirement and, therefore, none is eligible for any retirement–related compensation or benefits.

Severance Arrangements. The following is a summary of the principal severance benefits that may be received by our named executive officers:

Name	Termination by Delta without Cause (no Change in Control) (1)	Resignation by the Executive for Good Reason (no Change in Control)	Termination by Delta without Cause or by the Executive For Good Reason in Connection with a Change in Control (2)

Mr. Anderson and Mr. Bastian	• 24 months base salary • 200% target MIP • Retiree Flight Benefits • 24 months benefits continuation	• 24 months base salary • 200% target MIP • Retiree Flight Benefits • 24 months benefits continuation	• 24 months base salary • 200% target MIP • Retiree Flight Benefits • 24 months benefits continuation • Excise tax reimbursement

Mr. Campbell, Mr. Gorman and Mr. Hauenstein	• 12 months base salary • 100% target MIP • Retiree Flight Benefits • 12 months benefits continuation	• Retiree Flight Benefits	• 24 months base salary • 200% target MIP • Retiree Flight Benefits • 24 months benefits continuation • Excise tax reimbursement

Mr. Halter	• 9 months base salary • 75% target MIP • Retiree Flight Benefits • 9 months benefits continuation	• Retiree Flight Benefits	• 12 months base salary • 100% target MIP • Retiree Flight Benefits • 12 months benefits continuation • Excise tax reimbursement

(1)	Executive officers are also eligible to receive the severance benefits outlined in this column if they resign due to disability.

(2)	Executive officers are eligible to receive the severance benefits outlined in this column with respect to a termination of employment (a) by Delta without cause either (i) during the six-month period preceding a change in control or (ii) during the two-year period after a change in control or (b) by the executive officer for good reason during the two-year period after a change in control.

To receive severance benefits, executive officers must enter into a general release of claims against Delta, and non-competition, non-solicitation and confidentiality covenants for the benefit of Delta. The cash severance amount is paid in a lump sum following termination of employment. As outlined in the chart above, executive officers are eligible for (a) continuation of certain medical, dental and vision benefits for which the COBRA premiums will be waived for the participant’s severance period; (b) continuation of basic life insurance coverage of $50,000 for which premiums will be waived for the severance period; (c) reimbursement of expenses for financial planning services through the end of the year in which the termination occurred; and (d) outplacement services with fees not to exceed $5,000.

Equity Awards. Accelerated vesting provisions for equity awards apply if a participant’s employment is terminated (a) by Delta without cause; (b) by the participant for good reason or disability; or (c) due to the participant’s death. Effective with awards granted on or after October 29, 2008, accelerated vesting provisions apply in the context of a change in control of Delta only if there is a qualifying termination of employment (commonly referred to as a “double trigger”). Equity awards are forfeited if a participant’s employment is terminated by Delta for cause or a participant resigns without good reason. The definitions of cause, change in control, disability and good reason are summarized below.

2008 Management Incentive Plan. The 2008 MIP generally provides that a participant whose employment with Delta terminates prior to the end of the workday on December 31, 2008, other than as a result of the participant’s death or a change in control of Delta, is not eligible for a 2008 MIP payment.

A participant whose employment terminates due to death is eligible for a pro rata 2008 MIP payment based on (1) the number of months during 2008 the participant was employed in a MIP-qualified position; and (2) the terms and conditions of the 2008 MIP that would have applied if the participant’s employment had continued through December 31, 2008. A participant who receives severance benefits in connection with a change in control will receive a pro rata payment of his 2008 MIP target award based on the number of months during 2008 the participant was employed in a MIP-qualified position.

Triggering Events. As noted above, eligibility for severance benefits and acceleration of the vesting of equity awards are triggered by certain events. The terms cause, change in control, disability and good reason, as they apply to our named executive officers, are summarized below.

•

Cause means, in general, a person’s (1) continued, substantial failure to perform his duties with Delta; (2) misconduct which is economically injurious to Delta; (3) conviction of, or plea of guilty or no contest to, a felony or other crime involving moral turpitude, fraud, theft, embezzlement or dishonesty; or (4) material violation of any material Delta policy or rule regarding conduct.

A person has ten business days to cure, if curable, any of the events which could lead to a termination for cause. For executive vice presidents or more senior executives, a termination for cause must be approved by a 2/3 vote of the entire Board of Directors.

•

Change in control means, in general, the occurrence of any of the following events: (1) any person becomes the beneficial owner of more than 35% of Delta common stock; (2) during a period of 12 consecutive months, the Board of Directors at the beginning of the period and their approved successors cease to constitute a majority of the Board; (3) the consummation of a merger or consolidation involving Delta, other than a merger or consolidation which results in Delta’s common stock outstanding immediately before the transaction continuing to represent more than 65% of Delta’s common stock outstanding immediately after the transaction; or (4) a sale, lease or other transfer of Delta’s assets which have a total gross fair market value greater than 40% of the total gross fair market value of Delta’s assets immediately before the transaction.

•	Disability means long-term or permanent disability as determined under the applicable Delta disability plan.

•	Good reason:

•

For purposes of the 2007 Performance Plan, and for purposes of the severance arrangements of Mr. Anderson and Mr. Bastian, good reason generally means the occurrence of any of the following without a person’s written consent: (1) with respect to executive vice presidents or more senior executives (or, if following a change in control, with respect to any participant), a diminution or other reduction of a person’s authorities, duties or responsibilities, other than an insubstantial and inadvertent act that is promptly remedied by Delta after written notice by the person; (2) the relocation of a person’s office by more than 50 miles and, if the relocation occurs prior to a change in control, the relocation would place the person in a position of reduced status and importance at Delta; (3) a reduction in a person’s base salary or incentive compensation opportunities, other than pursuant to a uniform percentage salary reduction for similarly situated persons (or, following a change in control, all full-time domestic employees who are not subject to a collective bargaining agreement); (4) Delta does not keep in effect compensation and benefit programs under which a person receives benefits substantially similar, in the aggregate, to those in effect prior to a reduction (other than a reduction pursuant to an equivalent reduction in such benefits for similarly situated persons (or, following a change in control, all full-time domestic employees who are not subject to a collective bargaining agreement)); or (5) a material breach by Delta of any material term of a person’s employment.

•

For purposes of the Severance Plan for our named executive officers other than Mr. Anderson and Mr. Bastian, in the event of a change in control, good reason generally means the occurrence of any of the following without a person’s written consent: (1) a diminution or other reduction of a person’s authorities, duties or responsibilities, other than an insubstantial and inadvertent act that is promptly remedied by Delta after written notice by the person; (2) the relocation of a person’s office by more than 50 miles; (3) a reduction in a person’s base salary or incentive compensation opportunities, other than pursuant to a uniform percentage salary reduction for all full-time domestic employees who are not subject to a collective bargaining agreement; (4) Delta does not keep in effect compensation and benefit programs under which a person receives benefits substantially similar, in the aggregate, to those in effect prior to a reduction (other than a reduction pursuant to an equivalent reduction in such benefits for all full-time domestic employees who are not subject to a collective bargaining agreement); or (5) a material breach by Delta of any material term of a person’s employment.

An event described above constitutes good reason only if a person gives Delta certain written notice of his intent to resign and Delta does not cure the event within 10 days of the notice.

Retiree Flight Benefits. In exchange for certain non-competition, non-solicitation and confidentiality covenants for the benefit of Delta and a general release of claims against Delta, an executive officer who served in that capacity during the period beginning on the date Delta entered into the merger agreement with Northwest and ending on the date on which the merger was completed will receive, on his termination of employment (other than by death or by Delta for “cause”), a vested right to Retiree Flight Benefits, regardless of the officer’s age and years of service at his termination of employment. See footnote 7(f) to the Summary Compensation Table for a description of Retiree Flight Benefits.

Pre-existing Medical Benefits Agreement Between Northwest and Mr. Anderson. In 2001, Northwest Airlines entered into an agreement with its then Chief Executive Officer, Mr. Anderson, agreeing to provide Mr. Anderson, his spouse and eligible dependents with medical and dental coverage at the levels then provided to Mr. Anderson under the company’s medical plans for the life of Mr. Anderson and his spouse. This coverage is secondary to any medical coverage Mr. Anderson receives while he is employed by another company. The agreement with Mr. Anderson was reviewed and approved by the compensation committee of Northwest, and was consistent with Northwest’s then existing practices. As a result of the merger, Delta is required to honor this agreement. Mr. Anderson has voluntarily waived the benefits under this agreement while he is employed with Delta.

Tables Regarding Potential Post-Employment Benefits upon Termination or Change in Control

General. The following tables describe the termination benefits for each named executive officer, assuming termination of employment on December 31, 2008, other than Mr. Khoury and Mr. Macenczak, whose employment terminated on November 30, 2008 and December 31, 2008, respectively, and whose benefits are described under “Post-Employment Compensation — Mr. Khoury” and “Post-Employment Compensation — Mr. Macenczak” in this proxy statement. Also included is a column that describes the benefits each named executive officer would have received in connection with a change in control. Because the assumed termination date of December 31, 2008 occurred within the two-year period following the merger with

Northwest, which was deemed to be a change in control as described in this proxy statement, an executive’s termination of employment without cause or resignation for good reason on that date would have occurred in connection with a change in control. For purposes of describing benefits that Mr. Anderson would have received had his employment continued, it is assumed that a subsequent change in control occurred on December 31, 2008. Further, because termination is deemed to occur at the end of the workday on December 31, 2008, the participant would have earned his 2008 MIP award, to the extent otherwise payable. Accordingly, this award is unrelated to the termination of employment.

Broad-based Benefits. We have not included in this section any benefit that is available generally to all employees on a non-discriminatory basis such as payments of retirement, disability and survivorship benefits. See “Defined Benefit Pension Benefits” above, for a discussion of the benefits accrued for eligible named executive officers under the Retirement Plan.

Certain Assumptions. We used the general assumptions summarized below in calculating the dollar amounts included in the following tables:

•

Stock Options. We used intrinsic value for the stock options in the following tables. The exercise prices for our unexercisable stock options outstanding on December 31, 2008 were (1) $16.88 for the options granted on September 1, 2007; (2) $8.81 for the options granted on April 3, 2008, and (3) $7.99 for the options granted on October 29, 2008. For purposes of this table, we assume that, based on the $11.46 closing price of our common stock on December 31, 2008, the stock options granted on September 1, 2007 held by Mr. Anderson would have no value had they vested as of December 31, 2008.

•

Restricted Stock and Performance Shares. As required by SEC rules, the values in these tables for restricted stock and performance shares are based on the closing price of $11.46 of our common stock on the NYSE on December 31, 2008. Consistent with the outstanding Equity Awards at Fiscal Year-end Table, we assume the performance shares will be paid at target.

•

Benefits. Under our severance arrangements, executive officers may receive financial planning services until the end of the year in which their employment terminated. For purposes of the tables, we have assumed each named executive officer would use his remaining available 2008 allowance. The maximum amount available under the program is $15,000 per year for executive vice president and more senior executives, and $8,500 for senior vice presidents.

The cost of Retiree Flight Benefits (as described above) included in the following tables is calculated as follows: the sum of the present value of the estimated incremental cost of providing the benefit and the related tax reimbursement during the named executive officer’s projected life expectancy.

Mr. Anderson.

	Termination not Involving a Change in Control										Change in Control
	Termination without Cause ($)		Resignation for Good Reason ($)		Termination for Cause ($)	Resignation without Good Reason ($)	Death ($)		Disability ($)		Termination without Cause or Resignation for Good Reason ($)		Employment Continues ($) (1)
Severance Payment (2):	3,000,000		3,000,000		0	0	0		3,000,000		3,000,000		0
Equity:
Stock Option (3)	5,609,334		5,609,334		0	0	5,609,334		5,609,334		5,609,334		334,934
Restricted Stock (4)	13,025,814		13,025,814		0	0	13,025,814		13,025,814		13,025,814		4,316,214
Performance Shares	3,128,580	(5)	3,128,580	(5)	0	0	1,382,021	(6)	1,382,021	(6)	3,128,580	(7)	3,128,580	(7)
Benefits and Perquisites:
Company-Paid COBRA Coverage and Basic Life Insurance Premiums (8)	339,132		339,132		339,000	339,000	188,200		339,132		339,132		0
Career Transition Services	5,000		5,000		0	0	0		5,000		5,000		0
Financial Planning	0		0		0	0	0		0		0		0
Retiree Flight Benefits	268,625		268,625		0	268,625	0		268,625		268,625		0
280G Excise Tax Reimbursement:	0		0		0	0	0		0		5,746,910		1,813,427

(1)	The equity awards granted to Mr. Anderson on September 1, 2007 and April 3, 2008 would vest upon the occurrence of a change in control. In contrast, the equity award granted to Mr. Anderson on October 29, 2008 would vest in connection with a change in control only upon his termination of employment without cause or his resignation for good reason.

(2)	The severance payment, if applicable, represents 24 months of base salary and 200% of Mr. Anderson’s MIP target award (which is 150% of his base salary).

(3)	The intrinsic value of Mr. Anderson’s 1,822,590 unexercisable stock options is based on the $11.46 closing price of our common stock on the NYSE on December 31, 2008. Based on the $7.65 closing price of our stock on April 22, 2009, Mr. Anderson’s stock options would have no intrinsic value.

(4)	As previously discussed, Mr. Anderson waived his right to accelerated vesting of his restricted stock awards upon consummation of the merger with Northwest. The value of Mr. Anderson’s 1,136,633 shares of restricted stock is based on the $11.46 closing price of our common stock on the NYSE on December 31, 2008. Based on the $7.65 closing price of our stock on April 22, 2009, Mr. Anderson’s shares of restricted stock would be valued at $8,695,242.

(5)	If his employment terminates without cause or he resigns for good reason, Mr. Anderson’s performance shares would be paid, if earned, in the same manner and to the same extent as if his employment had continued. For purposes of this table, we assume the performance shares granted on September 1, 2007 will be paid at the target level (124,300 shares) after the performance period ends on December 31, 2009. In 2009, Mr. Anderson voluntarily waived the performance shares granted on September 1, 2007, when he joined Delta. Additionally, we assume the performance shares granted on April 3, 2008 will be paid at target (148,700 shares) after the performance period ends on December 31, 2010. The shares are valued at the $11.46 closing price of our common stock on the NYSE on December 31, 2008. Based on the $7.65 closing price of our stock on April 22, 2009, Mr. Anderson’s remaining 148,700 performance shares would be valued at $1,137,555.

(6)	If his employment terminates due to death or he resigns due to disability, Mr. Anderson would receive a number of performance shares calculated as follows: A x (B ÷ C) where,

•	With respect to the performance shares granted on September 1, 2007:

A = the total number of shares subject to his target performance award as of the grant date;

B = the number of calendar months from the grant date to the date of termination (rounded up for any partial month); and

C = the number of calendar months from the grant date to December 31, 2009 (rounded up for any partial month); and

•	With respect to the performance shares granted on April 1, 2008:

A = the total number of shares subject to his target performance award as of the grant date;

B = the number of calendar months from January 1, 2008 to the date of termination (rounded up for any partial month); and

C = 36.

Based on these formulas, Mr. Anderson would receive 120,596 shares. These shares are valued at the $11.46 closing price of our common stock on the NYSE on December 31, 2008. In 2009, Mr. Anderson voluntarily waived the performance shares granted on September 1, 2007, when he joined Delta. Based on the $7.65 closing price of our stock on April 22, 2009, Mr. Anderson’s remaining 49,567 pro-rated performance shares would be valued at $379,188.

(7)	Upon a change in control, Mr. Anderson’s performance shares would be paid at the target level (273,000 shares). These shares are valued at the $11.46 closing price of our common stock on the NYSE on December 31, 2008. In 2009, Mr. Anderson voluntarily waived the performance shares granted on September 1, 2007, when he joined Delta. Based on the $7.65 closing price of our stock on April 22, 2009, Mr. Anderson’s remaining 148,700 performance shares would be valued at $1,137,555.

(8)	This amount includes the present value of continued coverage under Northwest’s medical and dental plans for Mr. Anderson, his spouse and eligible dependents for the life of Mr. Anderson and his spouse, as described above under “Pre-existing Medical Benefits Agreement Between Northwest and Mr. Anderson.

Mr. Bastian.

	Termination not Involving a Change in Control						Change in Control
	Termination without Cause ($)	Resignation for Good Reason ($)	Termination for Cause ($)	Resignation without Good Reason ($)	Death ($)	Disability ($)	Termination without Cause or Resignation for Good Reason ($)	Employment Continues ($)
Severance Payment (1):	2,500,000	2,500,000	0	0	0	2,500,000	2,500,000	0
Equity:
Stock Option (2)	3,261,800	3,261,800	0	0	3,261,800	3,261,800	3,261,800	0
Restricted Stock (3)	5,386,200	5,386,200	0	0	5,386,200	5,386,200	5,386,200	0
Performance Shares	0	0	0	0	0	0	0	0
Benefits and Perquisites:
Company-Paid COBRA Coverage and Basic Life Insurance Premiums	22,933	22,933	0	0	0	22,933	22,933	0
Career Transition Services	5,000	5,000	0	0	0	5,000	5,000	0
Financial Planning	15,000	15,000	0	0	0	15,000	15,000	0
Retiree Flight Benefits	298,683	298,683	0	298,683	0	298,683	298,683	0
280G Excise Tax Reimbursement:	0	0	0	0	0	0	2,366,812	0

(1)	The severance payment, if applicable, represents 24 months of base salary and 200% of Mr. Bastian’s MIP target award (which is 150% of his base salary).

(2)	The intrinsic value of Mr. Bastian’s 940,000 unexercisable stock options is based on the $11.46 closing price of our common stock on the NYSE on December 31, 2008. Based on the $7.65 closing price of our stock on April 22, 2009, Mr. Bastian’s stock options would have no intrinsic value.

(3)	The value of Mr. Bastian’s 470,000 shares of restricted stock is based on the $11.46 closing price of our common stock on the NYSE on December 31, 2008. Based on the $7.65 closing price of our stock on April 22, 2009, Mr. Bastian’s restricted stock would be valued at $3,595,500.

Mr. Campbell.

	Termination not Involving a Change in Control								Change in Control
	Termination without Cause ($)		Resignation for Good Reason ($)	Termination for Cause ($)	Resignation without Good Reason ($)	Death ($)	Disability ($)		Termination without Cause or Resignation for Good Reason ($)		Employment Continues ($)
Severance Payment:	800,000	(1)	0	0	0	0	800,000	(1)	1,600,000	(2)	0
Equity:
Stock Option (3)	1,804,400		1,804,400	0	0	1,804,400	1,804,400		1,804,400		0
Restricted Stock (4)	2,979,600		2,979,600	0	0	2,979,600	2,979,600		2,979,600		0
Performance Shares	0		0	0	0	0	0		0		0
Benefits and Perquisites:
Company-Paid COBRA Coverage and Basic Life Insurance Premiums	11,230		0	0	0	0	11,230		22,460		0
Career Transition Services	5,000		0	0	0	0	5,000		5,000		0
Financial Planning	12,901		0	0	0	0	12,901		12,901		0
Retiree Flight Benefits	200,630		200,630	0	200,630	0	200,630		200,630		0
280G Excise Tax Reimbursement:	0		0	0	0	0	0		1,238,536		0

(1)	This amount represents 12 months of base salary and 100% of Mr. Campbell’s MIP target award (which is 100% of his base salary).

(2)	This amount represents 24 months of base salary and 200% of Mr. Campbell’s MIP target award (which is 100% of his base salary).

(3)	The intrinsic value of Mr. Campbell’s 520,000 unexercisable stock options is based on the $11.46 closing price of our common stock on the NYSE on December 31, 2008. Based on the $7.65 closing price of our stock on April 22, 2009, Mr. Campbell’s stock options would have no intrinsic value.

(4)	The value of Mr. Campbell’s 260,000 shares of restricted stock is based on the $11.46 closing price of our common stock on the NYSE on December 31, 2008. Based on the $7.65 closing price of our stock on April 22, 2009, Mr. Campbell’s restricted stock would be valued at $1,989,000.

Mr. Gorman.

	Termination not Involving a Change in Control								Change in Control
	Termination without Cause ($)		Resignation for Good Reason ($)	Termination for Cause ($)	Resignation without Good Reason ($)	Death ($)	Disability ($)		Termination without Cause or Resignation for Good Reason ($)		Employment Continues ($)
Severance Payment:	900,000	(1)	0	0	0	0	900,000	(1)	1,800,000	(2)	0
Equity:
Stock Option (3)	2,533,100		2,533,100	0	0	2,533,100	2,533,100		2,533,100		0
Restricted Stock (4)	4,182,900		4,182,900	0	0	4,182,900	4,182,900		4,182,900		0
Performance Shares	0		0	0	0	0	0		0		0
Benefits and Perquisites:
Company-Paid COBRA Coverage and Basic Life Insurance Premiums	12,048		0	0	0	0	12,048		24,096		0
Career Transition Services	5,000		0	0	0	0	5,000		5,000		0
Financial Planning	10,930		0	0	0	0	10,930		10,930		0
Retiree Flight Benefits	183,897		183,897	0	183,897	0	183,897		183,897		0
280G Excise Tax Reimbursement:	0		0	0	0	0	0		1,836,843		0

(1)	This amount represents 12 months of base salary and 100% of Mr. Gorman’s MIP target award (which is 100% of his base salary).

(2)	This amount represents 24 months of base salary and 200% of Mr. Gorman’s MIP target award (which is 100% of his base salary).

(3)	The intrinsic value of Mr. Gorman’s 730,000 unexercisable stock options is based on the $11.46 closing price of our common stock on the NYSE on December 31, 2008. Based on the $7.65 closing price of our stock on April 22, 2009, Mr. Gorman’s stock options would have no intrinsic value.

(4)	The value of Mr. Gorman’s 365,000 shares of restricted stock is based on the $11.46 closing price of our common stock on the NYSE on December 31, 2008. Based on the $7.65 closing price of our stock on April 22, 2009, Mr. Gorman’s restricted stock would be valued at $2,792,250.

Mr. Halter.

	Termination not Involving a Change in Control								Change in Control
	Termination without Cause ($)		Resignation for Good Reason ($)	Termination for Cause ($)	Resignation without Good Reason ($)	Death ($)	Disability ($)		Termination without Cause or Resignation for Good Reason ($)		Employment Continues ($)
Severance Payment:	445,500	(1)	0	0	0	0	445,500	(1)	594,000	(2)	0
Equity:
Stock Option (3)	704,410		704,410	0	0	704,410	704,410		704,410		0
Restricted Stock (4)	2,326,380		2,326,380	0	0	2,326,380	2,326,380		2,326,380		0
Performance Shares	0		0	0	0	0	0		0		0
Benefits and Perquisites:
Company-Paid COBRA Coverage and Basic Life Insurance Premiums	2,537		0	0	0	0	2,537		3,382		0
Career Transition Services	5,000		0	0	0	0	5,000		5,000		0
Financial Planning	4,500		0	0	0	0	4,500		4,500		0
Retiree Flight Benefits	162,298		162,298	0	162,298	0	162,298		162,298		0
280G Excise Tax Reimbursement:	0		0	0	0	0	0		583,748		0

(1)	This amount represents 9 months of base salary and 75% of Mr. Halter’s MIP target award (which is 65% of his base salary).

(2)	This amount represents 12 months of base salary and 100% of Mr. Halter’s MIP target award (which is 65% of his base salary).

(3)	The intrinsic value of Mr. Halter’s 203,000 unexercisable stock options is based on the $11.46 closing price of our common stock on the NYSE on December 31, 2008. Based on the $7.65 closing price of our stock on April 22, 2009, Mr. Halter’s stock options would have no intrinsic value.

(4)	The value of Mr. Halter’s 203,000 shares of restricted stock is based on the $11.46 closing price of our common stock on the NYSE on December 31, 2008. Based on the $7.65 closing price of our stock on April 22, 2009, Mr. Halter’s restricted stock would be valued at $1,552,950.

Mr. Hauenstein.

	Termination not Involving a Change in Control								Change in Control
	Termination without Cause ($)		Resignation for Good Reason ($)	Termination for Cause ($)	Resignation without Good Reason ($)	Death ($)	Disability ($)		Termination without Cause or Resignation for Good Reason ($)		Employment Continues ($)
Severance Payment:	800,000	(1)	0	0	0	0	800,000	(1)	1,600,000	(2)	0
Equity:
Stock Option (3)	1,804,400		1,804,400	0	0	1,804,400	1,804,400		1,804,400		0
Restricted Stock (4)	2,979,600		2,979,600	0	0	2,979,600	2,979,600		2,979,600		0
Performance Shares	0		0	0	0	0	0		0		0
Benefits and Perquisites:
Company-Paid COBRA Coverage and Basic Life Insurance Premiums	4,007		0	0	0	0	4,007		8,014		0
Career Transition Services	5,000		0	0	0	0	5,000		5,000		0
Financial Planning	0		0	0	0	0	0		0		0
Retiree Flight Benefits	292,329		292,329	0	292,329	0	292,329		292,329		0
280G Excise Tax Reimbursement:	0		0	0	0	0	0		1,343,924		0

(1)	This amount represents 12 months of base salary and 100% of Mr. Hauenstein’s MIP target award (which is 100% of his base salary).

(2)	This amount represents 24 months of base salary and 200% of Mr. Hauenstein’s MIP target award (which is 100% of his base salary).

(3)	The intrinsic value of Mr. Hauenstein’s 520,000 unexercisable stock options is based on the $11.46 closing price of our common stock on the NYSE on December 31, 2008. Based on the $7.65 closing price of our stock on April 22, 2009, Mr. Hauenstein’s stock options would have no intrinsic value.

(4)	The value of Mr. Hauenstein’s 260,000 shares of restricted stock is based on the $11.46 closing price of our common stock on the NYSE on December 31, 2008. Based on the $7.65 closing price of our stock on April 22, 2009, Mr. Hauenstein’s restricted stock would be valued at $1,989,000.

Mr. Khoury. On November 11, 2008, Mr. Khoury entered into a separation agreement with Delta, pursuant to which his employment with Delta terminated effective November 30, 2008. Under the separation agreement, Mr. Khoury agreed to certain non-competition, non-solicitation and confidentiality covenants for the benefit of Delta and a general release of any claims against Delta.

In connection with his termination of employment, Mr. Khoury received a severance payment of $1,869,150 under Delta’s severance program, as described above. Under his separation agreement, Mr. Khoury also received $11,773 in settlement of his executive life insurance coverage. In addition, under Delta’s standard vacation policy applicable to all terminated employees, Mr. Khoury received $42,808 in payment for earned but unused vacation. These amounts are reflected in the Summary Compensation Table. In addition, Mr. Khoury is eligible for the following benefits: (1) the continuation of his medical coverage under COBRA or Delta’s standard retiree medical coverage; (2) retiree life insurance coverage in the amount of $10,000; (3) career transition services (up to a maximum of $5,000); and (4) continuation of financial planning services for the remainder of 2008 (up to a maximum of $6,000). If Mr. Khoury elects to receive retiree medical coverage, the premiums for such coverage will be waived for the 24-month period following his termination of employment.

Mr. Khoury is also eligible for Retiree Flight Benefits as described in footnote 7(f) to the Summary Compensation Table in this proxy statement. Delta estimates that the aggregate cost of this travel benefit will be approximately $188,609. The estimated cost of this travel benefit represents the sum of the present value of the estimated incremental cost of providing the benefit and the related tax reimbursement during the named executive officer’s projected life expectancy.

Mr. Macenczak. On December 1, 2008, Mr. Macenczak entered into a separation agreement with Delta, pursuant to which his employment with Delta terminated effective December 31, 2008. Under this separation agreement with Delta, Mr. Macenczak agreed to certain non-competition, non-solicitation and confidentiality covenants for the benefit of Delta and a general release of any claims against Delta.

In connection with his termination of employment, Mr. Macenczak received a severance payment of $1,749,878 under Delta’s severance program, as described above. In addition, under Delta’s standard vacation policy applicable to all terminated employees, Mr. Macenczak received $42,721 in payment for earned but unused vacation. These amounts are reflected in the Summary Compensation Table. In addition, Mr. Macenczak is eligible for the following benefits: (1) the continuation of his medical coverage under COBRA or Delta’s standard retiree medical coverage; (2) retiree life insurance coverage in the amount of $10,000; (3) career transition services (up to a maximum of $5,000); and (4) continuation of financial planning services for the remainder of 2008 (up to a maximum of $12,755). If Mr. Macenczak elects to continue his medical coverage, either under COBRA or through retiree medical coverage, the premiums for such coverage will be waived for the 24-month period following his termination of employment.

Mr. Macenczak is also eligible for Retiree Flight Benefits as described in footnote 7(f) to the Summary Compensation Table in this proxy statement. Delta estimates that the aggregate cost of this travel benefit will be approximately $211,227. The estimated cost of this travel benefit represents the sum of the present value of the estimated incremental cost of providing the benefit and the related tax reimbursement during the named executive officer’s projected life expectancy.

Director Compensation

Non-employee directors receive the following for their service on the Board of Directors:

Annual Retainer:	$40,000

Annual Committee Chair Retainer:	• $20,000 for Audit Committee chair • $10,000 for other Committee chairs

Annual Non-executive Chairman of the Board Retainer:	$125,000

Annual Grant of Restricted Stock:	Approximately $40,000 in stock, generally granted at annual meeting with a one year vesting requirement, subject to continued Board service on vesting date

Charitable Matching Program:	Directors (and all full-time employees and retirees) are eligible to participate in a program under which a charitable foundation funded by Delta will match 50% of a participant’s cash contributions to accredited colleges and universities, with a maximum match of up to $1,000 per calendar year on behalf of any participant

Expense Reimbursements:	Reimbursement of reasonable expenses incurred in attending meetings

As is common in the airline industry, Delta provides complimentary travel and certain Delta Sky Club privileges for members of the Board of Directors; the director’s spouse, domestic partner or designated companion; the director’s children and parents; and, to a limited extent, other persons designated by the director (“Director Flight Benefits”). Complimentary travel for such other persons is limited to an aggregate imputed value of $20,000 per year. Delta reimburses the director for associated taxes on complimentary travel with an imputed tax value of up to $25,000 per year. Unused portions of the annual allowances described in the previous two sentences accumulate and may be carried into succeeding years during Board service.

A director who retires from the Board at or after age 52 with at least 10 years of service as a director, at or after age 68 with at least five years of service as a director, or at his or her mandatory retirement date, may continue to receive Director Flight Benefits during retirement, except the unused portion of the annual allowances do not accumulate into succeeding years (“Retired Director Flight Benefits”). A director who served on the Board of Directors during the period beginning on the date Delta entered into the merger agreement with Northwest and ending on the date on which the merger was completed, or who joined the Board at the closing of the merger on October 29, 2008, will receive, at the completion of his Board service (other than due to death), a vested right to receive Retired Director Flight Benefits, regardless of the director’s age and years of service when his or her Board service ends. A director is not eligible to receive Retired Director Flight Benefits if the director is removed from the Board by the stockholders for cause or engages in certain wrongful acts.

Directors who are employees of Delta are not separately compensated for their service as directors. Mr. Rogers is not eligible to receive Director or Retired Director Flight Benefits.

Director Compensation Table

The following table sets forth the compensation paid to non-employee members of Delta’s current and former Board of Directors during 2008:

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
Current Directors:
Roy J. Bostock	6,667	0	0	0	0	5,414	12,081
John S. Brinzo	60,000	41,194	0	0	0	3,091	104,285
Daniel A. Carp	175,000	41,194	0	0	0	4,861	221,055
Eugene I. Davis	40,000	41,194	0	0	0	16,420	97,614
John M. Engler	6,667	0	0	0	0	581	7,248
Mickey P. Foret	6,667	0	0	0	0	474	7,141
David R. Goode	50,000	41,194	0	0	0	3,060	94,254
Paula Rosput Reynolds	40,000	41,194	0	0	0	3,296	84,490
Rodney E. Slater	6,667	0	0	0	0	0	6,667
Douglas M. Steenland	6,667	0	0	0	0	79	6,746
Kenneth B. Woodrow	41,667	41,194	0	0	0	822	83,683

Former Directors: (4)
Richard Karl Goeltz	50,000	57,604	0	0	0	7,058	114,662
Victor L. Lund	40,000	57,604	0	0	0	7,432	105,036
Walter E. Massey	40,000	57,604	0	0	0	8,370	105,974

(1)	As Delta employees, neither Mr. Anderson nor Mr. Rogers is separately compensated for his service on the Board of Directors. Mr. Anderson’s compensation is included in the Summary Compensation Table in this proxy statement. Mr. Rogers’ compensation is described at “Proposal 1 – Election of Directors” in this proxy statement.

(2)	In June 2008, the Board of Directors granted 6,400 shares of restricted stock under the 2007 Performance Plan to each of the then-current nine non-employee directors, equal to approximately $40,000 based on then current stock prices. These awards will vest on June 22, 2009, the date of Delta’s 2009 annual meeting, subject to the director’s continued Board service on that date. The awards are subject to accelerated vesting in certain circumstances, including if the director’s Board service ended in connection with the merger. Accordingly, the shares of Mr. Goeltz, Mr. Lund and Dr. Massey vested on October 29, 2008, the effective date of the merger, and the date they each completed their Board service. The “Stock Awards” column shows the amount recognized by Delta for financial reporting purposes in 2008 for the restricted stock awards granted in 2008 and 2007. The grant date fair value of the 6,400 shares of restricted stock granted in 2008 was $39,040. As required by SEC rules, the grant date fair values and the amounts reported in the table were determined under SFAS 123R, but do not reflect any reduction in such amounts for the possibility of forfeiture. See Note 12 of the Notes to the Consolidated Financial Statements in our 2008 Form 10-K for information regarding the assumptions used in determining the SFAS 123R values.

(3)	No director other than Mr. Anderson received perquisites or other personal benefits with a total incremental cost of $10,000 or more, the threshold for reporting under SEC rules. Mr. Anderson’s perquisites or other personal benefits are included in the Summary Compensation Table in this proxy statement. The amounts in this column represent reimbursement of taxes associated with Director Flight Benefits.

(4)	Mr. Goeltz, Mr. Lund and Dr. Massey each completed his service as a director on October 29, 2008, the merger closing date.

Pre-existing Agreements Between Northwest and its Board Members

Prior to the merger, Northwest entered into certain agreements with Mr. Foret and Mr. Steenland, as discussed below. As a result of the merger, Delta is required to honor these agreements.

Mr. Foret

Northwest entered into an agreement with Mr. Foret, a former officer and director of Northwest who became a director of Delta upon closing of the merger with Northwest, in connection with the settlement of a claim filed on his behalf in 2006 in Northwest’s bankruptcy case. The claim related to outstanding consulting fees and post-employment benefits Northwest had agreed to provide to Mr. Foret, who served as a consultant to Northwest following the termination of his employment with Northwest in 2002. The agreement provides that Mr. Foret is entitled to (1) a general allowed unsecured claim in the amount of $1,020,000 in Northwest’s bankruptcy case; (2) participation by Mr. Foret, his spouse and dependent children in Northwest’s medical and dental plans during Mr. Foret’s and his spouse’s lifetimes, with certain limitations; (3) expense reimbursement under Northwest’s medical expense reimbursement plan for Mr. Foret, his spouse and eligible dependents during Mr. Foret’s lifetime; and (4) annual reimbursement of taxes on the imputed income related to the medical and dental benefits. Prior to the merger, the agreement with Mr. Foret was reviewed and approved by the audit committee of Northwest pursuant to its related person transaction policy.

Mr. Steenland

Upon the closing of the merger, Mr. Steenland ceased serving as President and Chief Executive Officer of Northwest, a position which he held since October 2004, and his employment with Northwest terminated on November 30, 2008. Under the terms of his management compensation agreement with Northwest, as a result of the termination of his employment, Mr. Steenland received (1) a cash severance payment of $3,270,378; (2) a payment under Northwest’s Key Employee Annual Cash Incentive Plan of $498,896, equal to a prorated portion, as of the termination date of his employment, of his target incentive payment for 2008; (3) a payment under Northwest’s 2003 Long Term Cash Incentive Plan (the “Northwest LTIP”), in respect of the two year performance period ending December 31, 2008, of $1,635,189; and (4) a payment under the Northwest LTIP in respect of the two year performance period ending December 31, 2009, of $817,595. Under the terms of a retention agreement and amendment to his management compensation agreement (the “Retention Agreement”), entered into between Northwest and Mr. Steenland in April 2008 prior to the execution of the merger agreement between Delta and Northwest, Mr. Steenland received 375,000 restricted retention units. The units vested in full upon the closing of the merger and in November 2008 Mr. Steenland received a cash payment of $4,207,500 in settlement of the units. Also upon the closing of the merger, Mr. Steenland’s outstanding restricted stock unit awards and non-qualified stock options previously granted to him by Northwest vested in full, and Mr. Steenland became entitled to specified life insurance benefits, additional unvested supplemental pension benefits previously granted to him by Northwest and specified relocation benefits (including reimbursement of taxes on the imputed income related to such relocation benefits). In addition, the terms of Mr. Steenland’s management compensation agreement with Northwest provide the following: (1) continued coverage of medical and dental benefits for Mr. Steenland, his spouse and dependent children generally for the lifetimes of Mr. Steenland and his spouse (with Northwest reimbursing Mr. Steenland for income taxes payable on the imputed income related to this benefit); (2) travel benefits for Mr. Steenland, his spouse and dependent children (including reimbursement of taxes on the imputed income related to the use of such benefits) and travel benefits with an imputed value of up to $25,000 per year for the use of other individuals designated by Mr. Steenland during his lifetime; and (3) coverage under Northwest’s life insurance and disability plans for up to three years after his termination of employment. Mr. Steenland is also entitled to reimbursement of excise taxes incurred by him under Internal Revenue Code Sections 280G and 4999 and the applicable regulations thereunder. Prior to the merger, the agreement with Mr. Steenland was reviewed and approved by the compensation committee of Northwest.

AUDIT COMMITTEE REPORT

The Audit Committee represents and assists the Board of Directors in its oversight of the integrity of Delta’s financial statements, compliance with legal and regulatory requirements, the qualifications and independence of the independent auditors, and the performance of the internal audit function. The Committee retains, oversees and reviews the performance of the independent auditors, who report directly to the Committee. The Committee has the resources and authority it deems appropriate to discharge its responsibilities. The Committee operates pursuant to a written charter available at http://images.delta.com.edgesuite.net/delta/pdfs/Charter_Audit.pdf.

The Board of Directors has determined Mr. Brinzo (Chairman) has the necessary experience to qualify as an “audit committee financial expert” under rules of the SEC, and has so designated Mr. Brinzo. Mr. Brinzo is not an auditor or an accountant for Delta, does not perform accounting field work, and is not employed by Delta. In accordance with the SEC’s safe harbor relating to audit committee financial experts, a person designated as an audit committee financial expert will not be deemed an “expert” for purposes of the federal securities laws. In addition, such designation does not impose on such person any duties, obligations or liabilities that are greater than those otherwise imposed on such person as a member of the Audit Committee and Board of Directors, and does not affect the duties, obligations or liabilities of any other member of the Audit Committee or the Board of Directors.

Management is responsible for Delta’s system of internal control over financial reporting, the preparation of its consolidated financial statements in accordance with accounting principles generally accepted in the United States, or GAAP, and the financial reporting process. The independent auditors, Ernst & Young LLP, are responsible for performing an independent audit of our consolidated financial statements and for expressing an opinion, based on the results of their audit, as to whether the consolidated financial statements are fairly presented, in all material respects, in conformity with GAAP. Since 1999, Delta has retained PricewaterhouseCoopers LLP to provide internal audit services.

It is not the responsibility of the Audit Committee to prepare consolidated financial statements or to determine that the consolidated financial statements and disclosures are complete and accurate and prepared in accordance with GAAP and applicable rules and regulations. These tasks are the responsibility of management. It is also not the responsibility of the Audit Committee to plan or conduct an independent audit of the consolidated financial statements. These tasks are the responsibility of the independent auditors. In carrying out its oversight responsibilities, the Audit Committee is not providing any expert, professional or special assurance as to the consolidated financial statements or any professional certification. The Audit Committee relies on the information provided by and representations made to it by management, and also on the report on our consolidated financial statements that it receives from the independent auditors.

In discharging its duties, the Audit Committee reviewed and discussed with management and the independent auditors the overall scope and process for the audit of the consolidated financial statements and internal control over financial reporting. The Committee discussed with the independent auditors the matters required to be discussed under auditing standards generally accepted in the United States, including Statement on Auditing Standards No. 61 (Communication with Audit Committees) (as amended), other standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), rules of the SEC and other applicable regulations. In addition, the Committee received from the independent auditors the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, as modified or supplemented, and discussed with the independent auditors their independence from Delta and its management. The Committee also determined that the independent auditors’ provision of non-audit services in 2008 to Delta was compatible with the auditors’ independence.

At its meetings, the Audit Committee met with, in addition to representatives of Ernst & Young LLP, members of Delta’s senior management, including the CEO, the President, the Chief Financial Officer and the General Counsel. The PricewaterhouseCoopers partner who heads Delta’s internal audit function also attends each regular meeting of the Audit Committee. Members of the Committee and the other attendees discussed and reviewed, among other things, certain Delta SEC filings; the scope, resources and work of the internal audit function; the financial reporting process; the consolidated financial statements; the scope and progress of testing of Delta’s internal control over financial reporting; information technology matters; and accounting matters related to the merger. The Audit Committee regularly holds private sessions with the head of the internal audit function, the independent auditors and management, including Delta’s General Counsel.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Delta’s 2008 Form 10-K filed with the SEC. The Audit Committee also appointed Ernst & Young LLP as Delta’s independent auditors for 2009, subject to stockholder ratification.

Respectfully submitted,

THE AUDIT COMMITTEE

John S. Brinzo, Chair

Roy J. Bostock

John M. Engler

Paula Rosput Reynolds

Rodney E. Slater

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as Delta’s Independent Registered Public Accounting Firm (“independent auditors”) for 2009, subject to ratification by the stockholders. Representatives of Ernst & Young LLP, which also served as Delta’s independent auditors for 2008, are expected to be present at the annual meeting, will have an opportunity to make a statement if they desire, and will be available to respond to questions.

Delta’s Certificate of Incorporation and Bylaws do not require that stockholders ratify the selection of Ernst & Young LLP as our independent auditors. We are submitting the selection of the independent auditors for stockholder ratification (as we have done in prior years) because we believe it is a matter of good corporate practice. Ratification of the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 2009 requires the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote. Abstentions are counted as votes present and entitled to vote and have the same effect as votes against the proposal. If stockholders do not ratify the selection of Ernst & Young LLP, the Audit Committee will reconsider the selection of the independent auditors. The Board of Directors recommends a vote FOR this proposal.

Fees of Independent Auditors for 2008 and 2007

The following table shows the aggregate fees and related expenses for professional services rendered by Delta’s independent auditors, Ernst & Young LLP, for audit services for 2008 and 2007, and fees and related expenses billed for audit-related services, tax services and other in 2008 and 2007. The services for 2008 include services rendered to Northwest and its subsidiaries from October 30, 2008 through the end of the year.

Description of Fees	Amount 2008 ($)	Amount 2007 ($)
Audit Fees (1)	5,581,000	4,111,000
Audit-Related Fees (2)	60,000	0
Tax Fees (3)	1,131,000	1,224,000
All Other Fees (4)	8,000	6,000

(1)	Represents fees for the audit and quarterly reviews of the consolidated financial statements (including an audit of the effectiveness of internal control over financial reporting); attestation services required by statute or regulation; comfort letters; assistance with and review of documents filed with the SEC; and accounting and financial reporting consultations and research work necessary to comply with generally accepted auditing standards.

(2)	Represents fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits; auditing work on proposed transactions; attest services that are not required by statute or regulation; and consultations concerning financial accounting and reporting standards that do not impact the annual audit.

(3)	Represents fees for professional services provided for the review of tax returns prepared by the company; assistance with international tax compliance; bankruptcy-related tax assistance; and assistance related to the tax impact of mergers, acquisitions and divestitures.

(4)	Represents fees for online technical resources.

Pre-Approval of Audit and Non-Audit Services

The charter of the Audit Committee provides that the Committee is responsible for the pre-approval of all audit and permitted non-audit services to be performed for Delta by the independent auditors. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors.

Each year management requests Audit Committee pre-approval of the annual audits, statutory audits, quarterly reviews and any other engagements of the independent auditors known at that time. In connection with these requests, the Committee may consider information about each engagement, including the budgeted fees; the reasons management is requesting the services to be provided by the independent auditors; and any potential impact on the auditors’ independence. As additional proposed audit and non-audit engagements of the independent auditors are identified, or if pre-approved services exceed the pre-approved budgeted amount for those services, the Audit Committee will consider similar information in connection with the pre-approval of such engagements or services. If Audit Committee pre-approvals are required between regularly scheduled committee meetings, the Audit Committee has delegated to the Chairman of the Audit Committee, or an alternate member of the Audit Committee, the authority to grant pre-approvals. Pre-approvals by the Chairman or the alternate member are reviewed with the Audit Committee at its next regularly scheduled meeting.

PROPOSAL 3 — STOCKHOLDER PROPOSAL — CUMULATIVE VOTING IN THE ELECTION OF DIRECTORS

Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington D.C. 20037, who is the beneficial owner of 1,000 shares of common stock, has given notice that she intends to introduce the following resolution at the annual meeting.

Proponent’s Proposal:

RESOLVED: That the stockholders of Delta Air Lines, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

REASONS: Many states have mandatory cumulative voting, so do National Banks. In addition, many corporations have adopted cumulative voting.

If you AGREE, please mark your proxy FOR this resolution.

FOR THE REASONS STATED BELOW, THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 3.

•	We do not provide for cumulative voting because we believe our Board of Directors should represent all stockholders.

•	We elect directors annually. In April 2007, we changed our voting standard for the election of directors to a majority voting standard.
•

When we have the same number of nominees to the Board of Directors as open Board seats, such as in the election covered by this proxy statement, a director must receive “FOR” votes of more than 50% of the votes cast with respect to that director (excluding abstentions). This means the director truly represents a large group of stockholders.

•

In these circumstances, a director who does not receive “FOR” votes of more than 50% of the votes cast with respect to that director (excluding abstentions) must offer to resign. The Board of Directors will publicly announce its decision whether to accept the resignation within 90 days after certification of the election results.

•	At our annual meeting in 2008, each director received “FOR” votes representing at least 81% of the votes cast (excluding abstentions).

•	We have effective governance processes in place to ensure that each year we nominate a Board of Directors which represents all stockholders.
•	A stockholder may recommend candidates for election to the Board of Directors. See “Identification and Selection of Nominees for Director” in this proxy statement.
•	A large majority of directors standing for re-election are independent. To be independent, a director may not have a material relationship with Delta.
•

A committee of the Board of Directors, composed entirely of independent directors, and the Board of Directors, each year evaluates nominees to the Board to ensure they are highly qualified and represent a diversity of experience and background.

•	Mrs. Davis has submitted substantially the same proposal at our annual meetings in 1998, 1999, 2000, 2001, 2002, 2003, 2004 and 2005. In each case, the proposal has been rejected by our stockholders.
•

In each of those proposals Mrs. Davis asserted that “many states have mandatory cumulative voting.” Contrary to this assertion, only four states mandate cumulative voting for all companies, with two other states mandating cumulative voting for companies that are not publicly traded.

•

In each of those proposals Mrs. Davis also asserts that “many corporations have adopted cumulative voting.” Our research shows that less than 10% of the S&P 500 companies currently provide for cumulative voting.

For these reasons, the Board recommends a vote AGAINST this proposal.

OTHER MATTERS

Cost of Solicitation

Delta will pay the cost of soliciting proxies. Delta has retained Georgeson, Inc. to solicit proxies, by telephone, in person or by mail, for a fee of $8,500 plus certain expenses. In addition, certain Delta officers and employees, who will receive no compensation for their services other than their regular salaries, may solicit proxies. Delta will also reimburse banks, brokers and other nominees for their costs in forwarding proxy materials to beneficial owners of Delta stock. Other proxy solicitation expenses that Delta will pay include those for preparing, mailing, returning and tabulating the proxies.

Submission of Stockholder Proposals

To be considered for inclusion in our proxy statement for the 2010 annual meeting, stockholder proposals must be submitted in writing and received by us no later than 5:00 p.m., local time, on November 9, 2009, at the following address:

Corporate Secretary Delta Air Lines, Inc. Dept. No. 981 P.O. Box 20574 Atlanta, Georgia 30320

In addition, a stockholder may bring business before the annual meeting, other than a proposal included in the proxy statement, or may submit nominations for directors, if the stockholder complies with the requirements specified in Article II, Section 8 of Delta’s Bylaws. The requirements include:

•

providing written notice that is received by Delta’s Corporate Secretary between December 25, 2009 and January 24, 2010 (subject to adjustment if the date of the 2010 annual meeting is moved by more than 30 days, as provided in Article II, Section 8(b) of the Bylaws); and

•	supplying the additional information listed in Article II, Section 8(b) of the Bylaws.

Delta’s Bylaws are available at

www.delta.com/about_delta/investor_relations/corporate_governance/index.jsp

Section 16 Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who beneficially own more than 10% of a registered class of our equity securities (“reporting persons”) to file certain reports concerning their beneficial ownership of our equity securities. We believe that during 2008 all reporting persons complied with their Section 16(a) filing obligations.

DELTA AIR LINES, INC. 1030 DELTA BLVD DEPARTMENT 829 ATLANTA, GA 30320-6001

You may submit this proxy or these voting instructions, as applicable, using the Internet, telephone or U.S. mail. Participants in the Delta Pilots Savings Plan, the Northwest Airlines Retirement Savings Plan and holders of unvested restricted common stock may submit voting instructions on this proxy card.

To vote online or by telephone have this proxy card in hand and go to www.proxyvote.com or call 1-800-690-6903 and follow the instructions.

If you mail this proxy card, mark, sign and date the card and return it in the postage-paid envelope, or send it to: For registered stockholders and holders of unvested restricted common stock - Delta Air Lines, Inc. c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. For Delta Pilots Savings Plan participants - Fidelity Management Trust Company c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. For Northwest Airlines Retirement Savings Plan participants - State Street Bank & Trust Company c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTING DEADLINES

Delta Pilots Savings Plan and Northwest Airlines Retirement Savings Plan Participants: Voting instructions submitted using the Internet or telephone, must be submitted before 5:00 p.m. Eastern Daylight Time (EDT) on Thursday, June 18, 2009. Voting instructions submitted by mailing this proxy card must be received by the trustee by that time.

Registered Stockholders and Holders of Unvested Restricted Common Stock: Voting instructions submitted using the Internet or telephone, must be submitted before 5:00 p.m. EDT on Friday, June 19, 2009. Voting instructions submitted by mailing this proxy card must be received by Broadridge by that time.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

Delta encourages stockholders to sign up to receive proxy materials electronically in the future. Using electronic communication significantly reduces our printing and postage costs, and helps protect the environment. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive stockholder communications electronically in the future.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M14814-P71092	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DELTA AIR LINES, INC.
The Board of Directors recommends a vote FOR Proposals 1 and 2, and AGAINST Proposal 3
1.	DELTA’S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES:
		For	Against	Abstain
	Election of Nominees for Director:						For	Against	Abstain
	1a. Richard H. Anderson	¡	¡	¡
	1b. Roy J. Bostock	¡	¡	¡		1i. Kenneth C. Rogers	¡	¡	¡
	1c. John S. Brinzo	¡	¡	¡		1j. Rodney E. Slater	¡	¡	¡
	1d. Daniel A. Carp	¡	¡	¡		1k. Douglas M. Steenland	¡	¡	¡
	1e. John M. Engler	¡	¡	¡		1l. Kenneth B. Woodrow	¡	¡	¡
	1f. Mickey P. Foret	¡	¡	¡	2.	DELTA’S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.	¡	¡	¡
	1g. David R. Goode 1h. Paula Rosput Reynolds	¡ ¡	¡ ¡	¡ ¡		To ratify the appointment of Ernst & Young LLP as Delta’s independent auditors for the year ending December 31, 2009.	¡	¡	¡
					3.	DELTA’S BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 3, WHICH WAS SUBMITTED BY A STOCKHOLDER.
	For address changes and/or comments, please check this box and write them on the back where indicated.	Yes	No	¡		Stockholder proposal regarding cumulative voting in the election of directors.	¡	¡	¡
	Please indicate if you plan to attend this meeting.	¡	¡

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

	Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the

Year Ended December 31, 2008 are available at www.proxyvote.com.

M14815-P71949

DELTA AIR LINES, INC.

I hereby appoint Richard H. Anderson, Roy J. Bostock and Daniel A. Carp and each of them, as proxies with full power of substitution, for and in my name, to vote all shares of Common Stock of Delta Air Lines, Inc. owned by me which I would be entitled to personally vote on all matters which may properly come before the 2009 Annual Meeting of Stockholders of Delta to be held at AXA Equitable Auditorium, 787 Seventh Avenue, New York, New York 10019 on Monday, June 22, 2009 at 8:00 a.m., local time, or any adjournment of the meeting.

The proxies shall vote subject to the directions indicated on the reverse side of this Proxy Card, and the proxies are authorized to vote in their discretion upon other business as may properly come before the annual meeting or any adjournment of the meeting. The proxies will vote as the Board of Directors recommends where a choice is not specified. The proxies cannot vote these shares unless you sign, date and return this Proxy Card or vote by the Internet or Telephone.

If I am the holder of unvested restricted common stock granted under Delta’s 2007 Performance Compensation Plan, I hereby instruct the administrator of the 2007 Performance Compensation Plan to vote the shares of unvested restricted common stock granted to me at the annual meeting, as indicated on the reverse side of this card. I understand that the administrator of the 2007 Performance Compensation Plan will not vote the shares of unvested restricted common stock granted to me if I do not submit voting instructions before 5:00 p.m. EDT on Friday, June 19, 2009.

If I am a participant in the Delta Pilots Savings Plan (Pilot Plan), I hereby instruct Fidelity Management Trust Company, as Trustee (Pilot Plan Trustee), to vote the shares of Delta common stock attributable to the Pilot Plan account at the annual meeting, as indicated on the reverse side of this card. These instructions shall be confidential. I understand that the Pilot Plan Trustee will not vote shares attributable to the Pilot Plan account if the Pilot Plan Trustee does not receive voting instructions from me before 5:00 p.m. EDT on Thursday June 18, 2009.

If I am a participant in the Northwest Airlines Retirement Savings Plan (Northwest Plan), I hereby instruct State Street Bank & Trust Company, as Trustee (Northwest Plan Trustee), to vote the shares of Delta common stock attributable to the Northwest Plan account at the annual meeting, as indicated on the reverse side of this card. These instructions shall be confidential. I understand that if I do not submit voting instructions in a timely manner regarding shares allocated to the Northwest Plan account those shares will be voted by the Northwest Plan Trustee in the same proportion as the shares allocated in such Plan for which voting instructions have been received by the Northwest Plan Trustee, unless contrary to the Employee Retirement Income Security Act of 1974.

I acknowledge receipt of Delta’s Notice of Annual Meeting of Stockholders, dated April 30, 2009, Proxy Statement and Annual Report on Form 10-K for the Year Ended December 31, 2008.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)